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Exhibit 2.1

EXECUTION COPY

PURCHASE AGREEMENT

BY AND AMONG

SUPERIOR TELECOM INC.,

SUPERIOR TELECOMMUNICATIONS INC.,

ESSEX INTERNATIONAL INC.,

ESSEX GROUP, INC.,

THE ALPINE GROUP, INC.

AND

ALPINE HOLDCO INC.

DATED: October 31, 2002

7.9	Investigation by Alpine and Buyer.	13
7.10	Section 267 of the Code.	13
7.11	Investment Representation.	13
ARTICLE 8 CONDITIONS TO CLOSING; CLOSING DELIVERIES		14
8.1	Conditions to Each Party's Obligation to Effect the Closing.	14
8.2	Sellers' Deliveries.	15
8.3	Buyer's Deliveries.	16
ARTICLE 9 CLOSING		17
9.1	Closing	17
ARTICLE 10 COVENANTS		17
10.1	Pre-Closing Covenants.	18
	10.1.1 Conduct of Business.	18
	10.1.2 Access to Information.	21
	10.1.3 Reasonable Efforts.	21
	10.1.4 Seller Disclosure Schedule and Supplemental Disclosure.	22
	10.1.5 Superior Proposal.	22
	10.1.6 Termination.	23
	10.1.7 Effect of Termination.	24
10.2	Other Covenants.	24
	10.2.1 Employee and Related Matters.	24
	10.2.2 Tax Cooperation.	27
	10.2.3 Payment of Certain Taxes; Tax Returns.	27
	10.2.4 Publicity.	29
	10.2.5 Expenses.	29
	10.2.6 No Assignment.	29
	10.2.7 Further Assurances.	30
	10.2.8 Permit Transfer, Assignment or Reissuances.	30
	10.2.9 Mail and Other Communications.	30
	10.2.10 Access to Records.	30
	10.2.11 Credit Support Arrangements.	31
	10.2.12 Non-Competition.	31
	10.2.13 Environmental Transfer Act Compliance.	32
	10.2.14 Insurance.	33
	10.2.15 Section 338 Elections.	33
	10.2.16 Tax Treatment.	33
	10.2.17 Covenants Regarding Electrical Sub.	33
	10.2.18 Tax Sharing Agreement.	33
	10.2.19 Certain Expenses.	33
	10.2.20 Intercompany Accounts.	34
ARTICLE 11 INDEMNIFICATION		34
11.1	Indemnification By Sellers.	34
11.2	Indemnification By Alpine and Buyer.	34
11.3	Limitations on Indemnification by Sellers.	35
11.4	Limitations on Indemnification by Alpine and Buyer.	35
11.5	Notice of Claim.	36
11.6	Third Party Claims.	36
11.7	Exclusive Remedy.	37

ii

ARTICLE 12 MISCELLANEOUS		37
12.1	Notices.	37
12.2	Binding Effect.	37
12.3	Headings.	38
12.4	Exhibits and Schedules.	38
12.5	Counterparts.	38
12.6	Bulk Sales Law.	38
12.7	Governing Law.	38
12.8	Waivers.	38
12.9	Pronouns.	38
12.10	Time Periods.	38
12.11	No Strict Construction.	38
12.12	Modification.	39
12.13	Entire Agreement.	39
12.14	Certain Definitions.	39

iii

PURCHASE AGREEMENT

        THIS PURCHASE AGREEMENT (this "Agreement") is entered into this 31st day of October, 2002 by and among Superior TeleCom Inc., a Delaware corporation ("SUT"), Superior Telecommunications Inc., a Delaware corporation ("STI"), Essex International Inc., a Delaware corporation ("Essex International"), Essex Group, Inc., a Michigan corporation ("Essex Group" and, together with Essex International, "Essex"), The Alpine Group, Inc., a Delaware corporation ("Alpine"), and Alpine Holdco Inc., a Delaware corporation ("Buyer") and a newly-formed, wholly-owned corporate subsidiary of Alpine. SUT, STI and Essex are sometimes hereinafter referred to individually as a "Seller" and collectively as the "Sellers."

RECITALS

        WHEREAS, SUT is the owner of 100 shares of the common stock, no par value per share ("DNE Common Stock"), of DNE Systems Inc., a Delaware corporation ("DNE"), constituting all of the issued and outstanding shares of capital stock of DNE (the "DNE Shares"). DNE and its Subsidiaries (as defined herein) are sometimes hereinafter referred to collectively as the "DNE Group."

        WHEREAS, STI is the owner of (i) 100 shares of the common stock, par value $0.01 per share ("Texas SUT Common Stock"), of Texas SUT Inc., a Texas corporation ("Texas SUT"), constituting all of the issued and outstanding shares of capital stock of Texas SUT (the "Texas SUT Shares"), and (ii) 90 ordinary shares, par value NIS 1.00 per share (the "Ordinary Shares of Superior Cables Holding"), of Superior Cables Holding (1997) Ltd., an Israel corporation ("Superior Cables Holding"), constituting 90% of the issued and outstanding shares of capital stock of Superior Cables Holding (the "Superior Cables Holding Shares" and, together with the Texas SUT Shares, the "Superior Israel Shares") (the other 10% of the issued and outstanding shares of capital stock of Superior Cables Holding being owned by Texas SUT). Texas SUT and Superior Cables Holding (specifically excluding Superior Cables Ltd., a company organized under the laws of Israel ("Superior Cables Ltd.")) are sometimes hereinafter referred to collectively as the "Superior Israel Group."

        WHEREAS, on and subject to the terms and conditions set forth in this Agreement, (i) SUT desires to sell to Buyer, and Buyer desires to purchase from SUT, all of the DNE Shares and (ii) STI desires to sell to Buyer, and Buyer desires to purchase from STI, all of the Superior Israel Shares.

        WHEREAS, on and subject to the terms and conditions set forth in this Agreement, Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, the assets of Sellers described herein relating to Sellers' electrical wire business conducted as of the date hereof, including the manufacture and sale of building and industrial wire products conducted as of the date hereof (the "Business"), and Buyer is prepared to assume liabilities and obligations of Sellers relating to the Business.

        NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, the parties hereby agree as follows:

ARTICLE 1

PURCHASE OF ASSETS AND STOCK

        1.1    Assets to be Purchased by Buyer.

        Subject to Section 1.2 and on and subject to the other terms and conditions set forth in this Agreement, Sellers hereby agree to grant, sell, convey, assign, transfer and deliver to Buyer, or cause to be granted, sold, conveyed, assigned, transferred and delivered to Buyer, and Buyer agrees to purchase as a going concern, as of the Closing (as defined herein), all of the assets owned by any of Sellers or any of Sellers' respective Affiliates (as defined herein) used exclusively in the Business, of every kind and description and wherever located, free and clear of all Liens (except for Permitted Encumbrances and Real Property Permitted Encumbrances), including, without limitation, the following:

          (a)  All of Sellers' right, title and interest in and to the real property, including all buildings, structures, improvements, fixtures and fittings located thereon or forming part thereof, at the locations set forth on Schedule 1.1(a) hereto, and all rights, privileges, easements and other appurtenances thereto (collectively, the "Business Real Property");

          (b)  The rights under the leases set forth on Schedule 1.1(b) hereto (collectively, the "Business Real Property Leases") for the real property described therein and all leasehold interests therein and all rights to leasehold improvements located thereon and, to the extent covered by the Business Real Property Leases, all fixtures, machinery, installations and equipment located thereon or forming part thereof (such property being collectively referred to as the "Business Leased Real Property");

          (c)  All machinery, equipment, dies, tools, spare parts and furniture, including those set forth on Schedule 1.1(c) hereto (collectively, the "Equipment");

          (d)  All inventories of the products of the Business, including those set forth on Schedule 1.1(d) hereto (collectively, the "Products"), including, without limitation, raw materials, work-in-process, finished goods, supplies and packaging materials on hand or in route from suppliers as of the Closing (collectively, the "Inventory");

          (e)  All customer and supplier lists and files, including those set forth on Schedule 1.1(e), sales literature, marketing data and promotional materials relating to such lists and files and, with respect to such materials relating to the Business that do not pertain solely to the Business, copies of all such materials;

          (f)    All of Sellers' right, title and interest in and to all of the patents, copyrights, trademarks, service marks, trade names, brand names, certification marks and rights under any applications or registrations therefor set forth on Schedule 1.1(f) hereto, as well as all know-how, inventions, technology, drawings, specifications, processes, formulae, discoveries, ideas, trade secrets and confidential information used exclusively in connection with the Business, together with any and all goodwill associated with any of the foregoing (collectively, the "Business Intellectual Property");

          (g)  All of Sellers' rights and interest as of the Closing in and to all contracts, agreements, leases, purchase orders and commitments relating to the Business, including those set forth on Schedule 1.1(g) hereto (collectively, the "Business Contracts");

          (h)  All books, records, files and papers, whether in hard copy or computer format, to the extent they contain information solely relating to the Purchased Assets or the Business, including, without limitation, all financial and Tax (as defined herein) records, correspondence and other documents and, with respect to (i) any employee of the Business hired by Buyer as set forth on Schedule 10.2.1(a) or whose employment agreement is assumed by Buyer pursuant to Section 10.2.1(f), and (ii) such materials relating to the Business that do not pertain solely to the Business, copies of all such materials, provided that, with respect to materials relating to Taxes that relate to but do not pertain solely to the Business, copies of such materials shall be provided only if such materials are less than six years old;

          (i)    All licenses, permits, registrations and other authorizations issued by any Governmental Authority (as defined herein) that are required for or currently used in connection with the operation of the Business, including those that are set forth on Schedule 1.1(i) hereto, and including, without limitation, all licenses, permits, registrations and other authorizations relating to environmental, health and safety matters, including those that are set forth on Schedule 1.1(i) hereto, but, in each case, only to the extent transferable;

          (j)    All accounts and notes receivable and other claims for money due any Seller or any of Sellers' respective Affiliates in existence as of the close of business on the Closing Date which have been generated by sales by such Seller or such Affiliate of Products prior to the Closing, other than as expressly set forth in Section 1.2(a) or Schedule 1.2;

          (k)  All claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind pertaining solely to, or arising solely out of, the Business (other than as set forth on Schedule 1.2 hereto);

          (l)    All rights and interests in and under the Business Benefit Plans (as defined herein) transferred pursuant to Section 10.2.1 hereof;

          (m)  The goodwill of the Business; and

          (n)  Claims for any refund of Non-Income Taxes with respect to the Business or the Purchased Assets.

        The above-described assets to be purchased and sold pursuant to this Agreement are referred to as the "Purchased Assets." The Schedules relating to the Purchased Assets shall be subject to additions and deletions in the ordinary course of business from the date hereof through the Closing.

        1.2    Assets to be Retained by Sellers.

        Sellers shall retain and Buyer shall not purchase from Sellers or any of their respective Affiliates the following properties and assets used in the conduct of the Business:

          (a)  Cash on hand and checks received pending collection as of the close of business on the day preceding the Closing Date (as defined herein), notes, bank deposits, certificates of deposit and marketable securities, including, without limitation, the consideration payable by Buyer to Sellers under this Agreement in respect of the Purchase Price (as defined herein);

          (b)  Other than as set forth in Section 1.1(n), all income and other Tax credits and all Tax refund claims for periods or events occurring on or prior to the Closing Date;

          (c)  All rights of any Seller under this Agreement and the agreements and instruments delivered to any Seller by Alpine or Buyer pursuant to this Agreement;

          (d)  A copy of all books, records, files and papers, whether in hard copy or computer format, that (i) any Seller or any of Sellers' respective Affiliates shall be required to retain pursuant to any statute, law, rule, regulation, ordinance, contract or agreement and (ii) is set forth in Sections 1.1(e) and 1.1(h) in respect of the Sellers;

          (e)  Other than rights granted to Buyer pursuant to Section 10.2.14, insurance policies carried by or covering any Seller or any of Sellers' respective Affiliates (and in the case of policies carried by Alpine, Sellers' rights under such policies) and any credits or other amounts due or to become due on account of or with respect to such policies;

          (f)    All rights and interests in and under the Business Benefit Plans (as defined herein), other than assets of any Business Benefit Plans transferred pursuant to Section 10.2.1 hereof;

          (g)  All management information systems and related software whether used by the Business, any Seller or any of Sellers' respective Affiliates, except for standard stand-alone mass-market software applications, which software applications are included among the Purchased Assets;

          (h)  All of Sellers' right, title and interest in and to all intellectual property, other than as provided in Section 1.1(f) or in any trademark or patent license agreement to which Buyer is a party entered into pursuant to this Agreement;

          (i)    All of Sellers' rights and interest in any settlement proceeds received in the matter set forth on Schedule 1.2 hereto; and

          (j)    All of Seller's right, title and interest in and to all assets of the Sellers not used exclusively in the Business as of the Closing Date.

        The above-described assets to be retained by Sellers pursuant to this Agreement are referred to as the "Retained Assets."

        1.3    Purchase and Sale of Stock.

        At the Closing, on and subject to the terms and conditions set forth in this Agreement, (i) SUT shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from SUT, all of the DNE Shares and (ii) STI shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from STI, all of the Superior Israel Shares, in each case free and clear of all Liens.

ARTICLE 2

ASSUMPTION OF LIABILITIES

        2.1    Assumed Liabilities.

        Except as otherwise provided in Section 2.2, Buyer hereby agrees to assume at the Closing all of the obligations and liabilities of Sellers and their respective Affiliates to the extent related to the Business or the Purchased Assets, arising out of or related to events, actions or omissions occurring prior to the Closing Date and whether arising prior to, on or after the Closing Date, including, without limitation, (i) any Assumed Environmental Liabilities (as defined herein), (ii) all liabilities relating to the matters set forth in Schedule 2.1(b), (iii) any liabilities and other obligations under any of the Business Real Property Leases or any of the Business Contracts existing at the Closing, (iv) any product return liabilities or warranty claims with respect to Products sold, shipped or manufactured on or prior to the Closing Date, (v) any liabilities, claims or obligations for bodily injury, death or property damage arising out of or related to any activities conducted at or in connection with the Business, or any Products sold, shipped or manufactured on or prior to the Closing Date, other than such liabilities, claims or obligations for bodily injury, death or property damage arising out of the manufacture, sale or distribution of asbestos-containing products, (vi) any liabilities or obligations in connection with employee-related matters that are assumed by Buyer or an Affiliate thereof under Section 10.2.1 and (vii) all liabilities for Taxes related to the Business or the Purchased Assets for which Buyer is designated as responsible pursuant to Section 10.2.3 or Section 11.2 (collectively, the "Assumed Liabilities"). The Schedules relating to Assumed Liabilities are subject to additions and deletions in the ordinary course of business from the date hereof through the Closing.

        2.2    Liabilities to be Retained by Sellers.

        Sellers shall retain, and Buyer shall not assume, pay, perform, defend or discharge, the following liabilities and obligations: (i) any liabilities or obligations related to any of the Retained Assets; (ii) any liabilities of any Seller or any of Sellers' respective Affiliates to the extent not related to the Business or the Purchased Assets; (iii) Environmental Liabilities other than the Assumed Environmental Liabilities, (iv) except as otherwise expressly provided in Section 10.2.1, any liabilities or obligations of any Seller or any Seller ERISA Affiliate (as defined herein) with respect to any Business Benefit Plan; (v) except as otherwise expressly provided in Section 10.2.1, any liabilities or obligations in connection with any claim made by any employee or former employee of the Business arising out of or related to (a) any event, action or omission occurring prior to the Closing Date or (b) such employee's employment (including the termination thereof) prior to the Closing Date; (vi) any criminal and civil fines arising out of or related to events, actions or omissions occurring prior to the Closing Date in connection with the Business; (vii) any liabilities, claims or obligations for bodily injury, death or property damage arising out of the manufacture, sale or distribution of asbestos-containing products; (viii) all liabilities and obligations of Sellers under this Agreement or with respect to or arising out of the transactions contemplated hereby; (ix) all indebtedness for borrowed money relating to the agreements set forth on Schedule 2.2; and (x) all liabilities for Taxes related to the Business or the

Purchased Assets for which Sellers are designated as responsible pursuant to Section 10.2.3 or Section 11.1 (collectively, the "Retained Liabilities").

ARTICLE 3

CONSIDERATION

        3.1    Purchase Price.

        The aggregate cash purchase price for the Purchased Assets, the DNE Shares and the Superior Israel Shares (the "Purchase Price") is (a) Eighty-Five Million Dollars ($85,000,000) plus (b) the aggregate amount of any expenditures set forth on Schedule 3.1, to the extent paid prior to Closing by any of the Sellers minus (c) any applicable amount payable under the Side Letter relating to the valuation of certain real property in Columbia City, Indiana, dated the date hereof, among the parties hereto, payable at the Closing by wire transfer of immediately available funds to an account(s) designated in writing by SUT at least two business days prior to the Closing Date. As additional consideration for the Purchased Assets, Buyer shall cause a warrant in the form of Exhibit A hereto (the "Warrant") to be issued to SUT on the Closing Date.

        3.2    Allocation of Purchase Price.

        The sum of (i) the Purchase Price, (ii) the value of the Warrant and (iii) the amount of the Assumed Liabilities (the "Aggregate Purchase Price") shall be allocated to the Superior Israel Shares, to the DNE Shares and to the Purchased Assets for purposes of Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code") and for all other Tax purposes. The allocations to the Superior Israel Shares and the DNE Shares shall be as set forth in Schedule 3.2. The excess of the Aggregate Purchase Price over the amounts allocated to the Superior Israel Shares and the DNE Shares is the "Remaining Aggregate Purchase Price". Within 30 days following the Closing Date SUT shall provide Buyer with a proposed determination of the Remaining Aggregate Purchase Price and a proposed allocation of the Remaining Aggregate Purchase Price among the Purchased Assets for purposes of Section 1060 of the Code and all other Tax purposes. Within 20 days of receipt of such proposed determination and allocation Buyer shall notify SUT whether Buyer has any objection to the proposed determination or allocation. If Buyer has no such objection, or timely notice is not provided, then Buyer and Sellers agree to be bound by such determination and allocation and to complete and attach Internal Revenue Service Form 8594 to the respective U.S. Tax returns accordingly and to file all other tax returns accordingly and not to take any position inconsistent therewith. If Buyer timely objects to the proposed determination or allocation, Buyer and SUT agree to attempt in good faith to resolve such disagreement. If any such disagreement is not resolved within 10 days following SUT's receipt of notice from Buyer of Buyer's objection, the disagreement shall be submitted to a public accounting firm (the "Expert") mutually agreed upon by Buyer and SUT. Buyer and Sellers shall instruct the Expert to make a determination regarding the item or items in dispute within 20 days of receipt of the dispute. Buyer and Sellers agree to be bound by any joint resolution of a disagreement described in this Section and by any determination of the Expert and to complete and attach Internal Revenue Service Form 8594 to the respective U.S. Tax returns accordingly and to file all other tax returns accordingly and not to take any position inconsistent therewith.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLERS
WITH RESPECT TO SELLERS AND THE BUSINESS

        Sellers hereby, jointly and severally, represent and warrant to Alpine and Buyer that, except as set forth in the disclosure schedule delivered by Sellers to Buyer and attached hereto and made a part hereof (the "Seller Disclosure Schedule"):

        4.1    Corporate Status.

        Each Seller is a corporation duly organized, validly existing and in corporate good standing under the laws of the jurisdiction of its incorporation. Each Seller has full corporate power and authority to: (a) own, lease and operate the Purchased Assets and carry on the Business as and where such Purchased Assets are now owned, leased or operated and as and where such Business is presently being conducted; and (b) execute, deliver and perform this Agreement and all other agreements and documents to be executed and delivered by it in connection herewith.

        4.2    Seller's Enforceability.

        All requisite corporate action to approve, execute, deliver and perform this Agreement and each other agreement and document to be delivered by any Seller in connection herewith has been taken by each Seller. This Agreement and each other agreement and document to be delivered by any Seller in connection herewith have been, or will be, duly executed and delivered by the applicable Sellers and constitute, or will constitute, the legal, valid and binding obligations of such Sellers, enforceable against such Sellers in accordance with their respective terms except to the extent that such enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws affecting the rights of creditors generally and by general equity principles.

        4.3    Consents.

        No authorization, approval, consent, permit or order of, or registration, declaration or filing with, or notice to, any federal, state, local or foreign government, or any subdivision, agency or instrumentality thereof, or any court, tribunal or arbitrator (each, a "Governmental Authority"), or other Person is required in connection with the execution, delivery or performance of this Agreement by any Seller or any other agreement, instrument or document to be delivered by or on behalf of any Seller in connection herewith, except for (i) such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) filings and notifications under the Connecticut Transfer Act (C.G.S.A. §22a-134 et seq., as amended) ("Connecticut Transfer Act") and the Indiana Responsible Property Transfer Law (Ind. Code §13-25-3-1 et seq.) ("Indiana Responsible Property Transfer Law") and (iii) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not have, individually or in the aggregate, a material adverse effect on the Business or the business of any member of the DNE Group or the Superior Israel Group, materially impair the ability of any Seller to perform its obligations hereunder, or prevent the consummation by any Seller of the transactions contemplated hereby.

        4.4    Absence of Conflicts.

        Subject to receipt of the approvals, consents, orders, declarations and other matters set forth in Section 4.3, none of the execution, delivery or performance of this Agreement or any of the other agreements, instruments or documents to be delivered by or on behalf of any Seller in connection herewith will (i) result in the creation of any mortgage, pledge, lien, security interest or other encumbrance (collectively, "Liens") on any of the Purchased Assets, (ii) conflict with or violate in any material respect any judgment, decree, order, writ, injunction, statute, ordinance, law, rule or regulation (collectively, "Law") applicable to any Seller or by which any Seller or any of its properties or assets is bound, (iii) conflict with or violate any provision of the Certificate of Incorporation or Bylaws, or equivalent organizational documents, of any Seller or (iv) conflict with, violate, result in any breach of, constitute a default under (with or without notice or the passage of time or both), or give rise to any right of termination, cancellation, amendment or acceleration under any Business Contract set forth on Schedule 1.1(g) hereto or Business Real Property Lease set forth on Schedule 1.1(b) hereto, other than, in the case of clauses (i), (ii) or (iv), any creation of Lien, any conflict, breach or violation that would not have, individually or in the aggregate, a material adverse effect on the Business or the business of any member of the DNE Group or the Superior Israel Group, materially impair the ability of any Seller to perform its obligations hereunder, or prevent the consummation by any Seller of the transactions hereby.

        4.5    No Litigation.

        There is no claim, litigation, investigation, hearing, action, suit or proceeding pending or, to the knowledge of Sellers, threatened by or against any Seller, at law or in equity, by or before any Governmental Authority, with respect to the Business or the Purchased Assets that would materially impair or delay the ability of any Seller to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

        4.6    Title to Assets.

        Sellers have good, valid and marketable title to the Purchased Assets free and clear of all Liens, except for (i) liens for Taxes and other governmental charges and assessments that are not yet due and payable or that are being contested in good faith, (ii) liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable or that are being contested in good faith or (iii) encumbrances which, in the aggregate, would not have, individually or in the aggregate, materially impair the ability of any Seller to perform its obligations hereunder, or prevent the consummation by any Seller of the transactions contemplated hereby (collectively, the "Permitted Encumbrances") and, upon consummation of the transactions contemplated by this Agreement, Buyer will have good, valid and marketable title to the Purchased Assets free and clear of all Liens except for Permitted Encumbrances.

        4.7    Real Property.

        With respect to the Business Real Property, Sellers have good, valid and insurable title thereto (without payment of extra premiums therefor), except for (i) liens for Taxes not yet due and payable or which are being contested in good faith or (ii) real estate taxes and assessments (general and special) not yet due and payable, zoning ordinances and municipal land use regulations, utility distribution line easements serving that parcel of real property, the rights of the public in and to any public roads abutting that parcel of real property, and any easements, restrictions, encumbrances, imperfections of title or other matters of record which would not unreasonably interfere with the use and occupancy thereof by Buyer ("Real Property Permitted Encumbrances"). With respect to the Business Leased Real Property, Sellers are currently in possession thereof and have valid leasehold interests therein in accordance with the terms of the controlling leases, except for the Real Property Permitted Encumbrances.

        4.8    Brokers and Finders.

        No broker, finder or other entity acting in a similar capacity has participated on behalf of any Seller or any of Sellers' respective Affiliates in bringing about the transactions herein contemplated, rendered any services with respect thereto, been in any way involved therewith or is entitled to any fee or commission in connection therewith.

        4.9    EXCLUSIVITY OF REPRESENTATIONS.

        THE REPRESENTATIONS AND WARRANTIES MADE BY SELLERS WITH RESPECT TO THE SELLERS AND THE BUSINESS IN THIS ARTICLE 4 ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE SELLERS AS A GROUP AND THE BUSINESS, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES. EACH SELLER HEREBY DISCLAIMS ANY SUCH OTHER OR IMPLIED REPRESENTATIONS OR WARRANTIES NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ALPINE, BUYER OR THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA).

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SUT
WITH RESPECT TO THE DNE GROUP

        SUT hereby represents and warrants to Alpine and Buyer that, except as set forth in the Seller Disclosure Schedule:

        5.1    Organization and Qualification; Subsidiaries.

        Each member of the DNE Group is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to own, lease and operate its properties and assets and carry on its business as and where its properties and assets are now owned, leased or operated and as and where its business is presently being conducted. Schedule 5.1 sets forth the name and jurisdiction of incorporation of each of DNE's Subsidiaries and the percentage of each such Subsidiary's capital stock owned by DNE. All the outstanding capital stock of each such Subsidiary is duly authorized, validly issued, fully paid and non-assessable and is owned by DNE free and clear of all Liens, stockholders' agreements and voting trusts. No member of the DNE Group directly or indirectly owns or controls any interest in any other corporation, partnership, joint venture or other business association or entity.

        5.2    Title to Shares.

        SUT is the record and beneficial owner of the DNE Shares, free and clear of all Liens, stockholders' agreements and voting trusts. On the Closing Date, SUT will have the full corporate power and authority to assign, transfer, convey and deliver the DNE Shares as provided in this Agreement, and such delivery will convey to Buyer (or its permitted assigns) good, valid and marketable title to the DNE Shares, free and clear of all Liens, stockholders' agreements and voting trusts.

        5.3    Capitalization.

        (a)  The authorized capital stock of DNE consists of 1,000 shares of DNE Common Stock. As of the date hereof, 100 shares of DNE Common Stock are issued and outstanding (all of which are owned by SUT) and no such shares are reserved for issuance.

        (b)  There are no securities convertible into or exchangeable for capital stock, options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of any member of the DNE Group, nor are there any obligations of any member of the DNE Group to issue, sell, repurchase or redeem any shares of capital stock of any member of the DNE Group or any such convertible or exchangeable securities, options or warrants. All issued and outstanding shares of DNE Common Stock are duly authorized, validly issued, fully paid and non-assessable.

        5.4    Absence of Conflicts.

        Subject to receipt of the approvals, consents, orders, declarations and other matters set forth in Section 4.3, none of the execution, delivery or performance of this Agreement or any of the other agreements, instruments or documents to be delivered by or on behalf of any Seller in connection herewith will (i) result in the creation of any Lien on any of the properties or assets of any member of the DNE Group, (ii) conflict with or violate in any material respect any Law applicable to any member of the DNE Group or by which any member of the DNE Group or any of its properties or assets is bound, (iii) conflict with or violate any provision of the Certificate of Incorporation or Bylaws, or equivalent organizational documents, of any member of the DNE Group or (iv) conflict with, violate, result in any breach of, constitute a default under (with or without notice or the passage of time or both), or give rise to any right of termination, cancellation, amendment or acceleration under any contract or other agreement set forth on Schedule 5.4, other than, in the case of clauses (i), (ii) or (iv), any creation of Lien, any conflict, breach or violation that would not have, individually or in the aggregate, a material adverse effect on the DNE Group, materially impair the ability of SUT to perform its obligations hereunder, or prevent the consummation by SUT of the transactions hereby.

        5.5    No Litigation.

        There is no claim, litigation, investigation, hearing, action, suit or proceeding pending or, to the knowledge of SUT, threatened by or against any member of the DNE Group, at law or in equity, by or before any Governmental Authority, with respect to the DNE Group, that would materially impair or delay the ability of SUT to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

        5.6    Certificates of Incorporation and Bylaws.

        SUT has heretofore delivered or made available to Buyer a complete and correct copy of the Certificate of Incorporation and Bylaws, or equivalent organizational documents, each as amended to date, of each member of the DNE Group. Such organizational documents are in full force and effect. No member of the DNE Group is in violation of each of the provisions of its organizational documents.

        5.7    EXCLUSIVITY OF REPRESENTATIONS.

        THE REPRESENTATIONS AND WARRANTIES MADE BY SUT WITH RESPECT TO THE DNE GROUP IN THIS ARTICLE 5 ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES RELATING TO DNE, EACH OF ITS SUBSIDIARIES AND THE BUSINESS AND OPERATIONS OF THE DNE GROUP, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES. SUT HEREBY DISCLAIMS ANY SUCH OTHER OR IMPLIED REPRESENTATIONS OR WARRANTIES, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ALPINE, BUYER OR THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA).

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF SUT AND STI
WITH RESPECT TO THE SUPERIOR ISRAEL GROUP

        SUT and STI hereby, jointly and severally, represent and warrant to Alpine and Buyer that, except as set forth in the Seller Disclosure Schedule:

        6.1    Organization and Qualification; Subsidiaries.

        Each of Texas SUT, Superior Cables Holding and Superior Cables Ltd. is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to own, lease and operate its properties and assets and carry on its business as and where its properties and assets are now owned, leased or operated and as and where its business is presently being conducted. Schedule 6.1 sets forth the name and jurisdiction of incorporation of each Subsidiary of Texas SUT or Superior Cables Holding and the percentage of each such Subsidiary's capital stock owned by Texas SUT or Superior Cables Holding. No member of the Superior Israel Group directly or indirectly owns or controls any interest in any other corporation, partnership, joint venture or other business association or entity.

        6.2    Title to Shares.

        STI is the record and beneficial owner of the Superior Israel Shares, free and clear of all Liens, stockholders' agreements and voting trusts. On the Closing Date, STI will have the full corporate power and authority to assign, transfer, convey and deliver the Superior Israel Shares as provided in this Agreement, and such delivery will convey to Buyer (or its permitted assigns) good, valid and marketable title to the Superior Israel Shares, free and clear of all Liens, stockholders' agreements and voting trusts.

        6.3    Capitalization.

        (a)  The authorized capital stock of Texas SUT consists of 1,000 shares of Texas SUT Common Stock and no shares of preferred stock. As of the date hereof, 100 shares of Texas SUT Common Stock are issued and outstanding (all of which are owned by STI) and no such shares are reserved for issuance.

        (b)  The authorized capital stock of Superior Cables Holding consists of 32,700 Ordinary Shares of Superior Cables Holding. As of the date hereof, 100 Ordinary Shares of Superior Cables Holding are issued and outstanding (90 of which are owned by STI and 10 of which are owned by Texas SUT) and no such shares are reserved for issuance.

        (c)  There are no securities convertible into or exchangeable for capital stock, options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Texas SUT or Superior Cables Holding, nor are there any obligations of Texas SUT or Superior Cables Holding to issue, sell, repurchase or redeem any shares of capital stock of Texas SUT or Superior Cables Holding, as the case may be, or any such convertible or exchangeable securities, options or warrants. All issued and outstanding shares of Texas SUT Common Stock and Ordinary Shares of Superior Cables Holding are duly authorized, validly issued, fully paid and non-assessable.

        6.4    Absence of Conflicts.

        Subject to receipt of the approvals, consents, orders, declarations and other matters set forth in Section 4.3, none of the execution, delivery or performance of this Agreement or any of the other agreements, instruments or documents to be delivered by or on behalf of any Seller in connection herewith will (i) result in the creation of any Lien on any of the properties or assets of Texas SUT or Superior Cables Holding, (ii) conflict with or violate any Law applicable to Texas SUT or Superior

Cables Holding or by which Texas SUT or Superior Cables Holding or any of their respective properties or assets is bound, (iii) conflict with or violate any provision of the Certificate of Incorporation or Bylaws, or equivalent organizational documents, of either Texas SUT or Superior Cables Holding or (iv) conflict with, violate, result in any breach of, constitute a default under (with or without notice or the passage of time or both), or give rise to any right of termination, cancellation, amendment or acceleration under any contract or other agreement set forth on Schedule 6.4 other than, in the case of clauses (i), (ii) or (iv), any creation of any Lien, any conflict, breach or violation that would not have, individually or in the aggregate, a material adverse effect on the Superior Israel Group as a whole, materially impair the ability of either SUT or STI to perform its respective obligations hereunder, or prevent the consummation by either SUT or STI of the transactions contemplated hereby.

        6.5    No Litigation.

        There is no claim, litigation, investigation, hearing, action, suit or proceeding pending or, to the knowledge of SUT or STI, threatened by or against Texas SUT or Superior Cables Holding, at law or in equity, by or before any Governmental Authority, with respect to the Superior Israel Group, that would materially impair or delay the ability of SUT or STI to perform their respective obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

        6.6    Certificates of Incorporation and Bylaws.

        SUT and STI have heretofore delivered or made available to Buyer a complete and correct copy of the Certificate of Incorporation and Bylaws, or equivalent organizational documents, each as amended to date, of each member of the Superior Israel Group. Such organizational documents are in full force and effect. Neither member of the Superior Israel Group is in violation of any of the provisions of its organizational documents.

        6.7    EXCLUSIVITY OF REPRESENTATIONS.

        THE REPRESENTATIONS AND WARRANTIES MADE BY SUT AND STI WITH RESPECT TO TEXAS SUT AND SUPERIOR CABLES HOLDING IN THIS ARTICLE 6 ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES RELATING TO TEXAS SUT, SUPERIOR CABLES HOLDING AND THE OPERATIONS AND BUSINESS OF THE SUPERIOR ISRAEL GROUP, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES. SUT AND STI HEREBY DISCLAIMS ANY SUCH OTHER OR IMPLIED REPRESENTATIONS OR WARRANTIES, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ALPINE, BUYER OR THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA).

ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF ALPINE AND BUYER

        Alpine and Buyer, jointly and severally hereby represent and warrant to each of the Sellers that:

        7.1    Corporate Status.

        Each of Alpine and Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Alpine and Buyer has full corporate power to execute, deliver and perform this Agreement and all other agreements and documents to be executed and delivered by them in connection herewith. Buyer is a wholly-owned subsidiary of Alpine and no person other than Alpine holds an option, warrant or other right to acquire any capital stock of Buyer.

        7.2    Alpine and Buyer's Enforceability.

        All requisite corporate action to approve, execute, deliver and perform this Agreement and each other agreement and document to be delivered by Alpine and Buyer in connection herewith has been taken by Alpine and Buyer. This Agreement and each other agreement and document to be delivered by Alpine and Buyer in connection herewith has been, or will be, duly executed and delivered by each of Alpine and Buyer and constitute, or will constitute, the legal, valid and binding obligations of each of Alpine and Buyer, enforceable against each of Alpine and Buyer in accordance with their respective terms except to the extent that such enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws affecting the rights of creditors generally and by general equity principles.

        7.3    Consents.

        No authorization, approval, consent, permit or order of, or registration, declaration or filing with, or notice to, any Governmental Authority or other Person is required in connection with the execution, delivery or performance of this Agreement by either Alpine or Buyer or any other agreement, instrument or document to be delivered by or on behalf of Alpine or Buyer in connection herewith, except for (i) such filings as may be required under the HSR Act (ii) filings and notifications under the Connecticut Transfer Act and the Indiana Responsible Property Transfer Law and (iii) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, materially impair the ability of Alpine or Buyer to perform their respective obligations hereunder or prevent the consummation by Alpine or Buyer of the transactions contemplated hereby.

        7.4    Absence of Conflicts.

        Subject to receipt of the approvals, consents, orders, declarations and other matters set forth in Section 7.3, none of the execution, delivery or performance of this Agreement or any of the other agreements, instruments or documents to be delivered by or on behalf of Alpine or Buyer in connection herewith will (i) conflict with or violate any Law applicable to Alpine or Buyer or by which Alpine or Buyer or any of their respective properties or assets is bound, (ii) conflict with or violate any provision of the Certificate of Incorporation or Bylaws of Alpine or Buyer or (iii) conflict with, violate, result in any breach of, or constitute a default under (with or without notice or the passage of time or both) any material note, bond, mortgage, indenture, license, franchise, permit, agreement, lease or other instrument or obligation to which Alpine or Buyer is a party or by which Alpine or Buyer or any of their respective properties or assets is bound, other than, in the case of clauses (i) or (iii), any conflict, breach, or violation that would not, individually or in the aggregate, materially impair the ability of Alpine or Buyer to perform its obligations hereunder, or prevent the consummation by Alpine or Buyer of the transactions hereby.

        7.5    No Litigation.

        There is no claim, litigation, investigation, hearing, action, suit or proceeding pending or, to the knowledge of Alpine or Buyer, threatened against Alpine or Buyer at law or in equity, by or before any Governmental Authority, with respect to any of the transactions contemplated by this Agreement, that would materially impair or delay the ability of each of Alpine or Buyer to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

        7.6    Financing.

        Alpine has provided to Sellers a true and complete copy of the commitment letter (the "Commitment Letter"), attached hereto as Exhibit B, pursuant to which Alpine has received a commitment to be provided the financing required in order to consummate the transactions contemplated by this Agreement. As of the date hereof, the Commitment Letter has not been withdrawn and is in full force and effect.

        7.7    Absence of Business Conduct.

        Essex Electric Inc., a Delaware corporation, is a newly-formed, wholly-owned Subsidiary of Buyer formed solely for the purpose of holding the Purchased Assets and the Business ("Electrical Sub") and is the only Subsidiary of Buyer. Buyer has not conducted any business prior to the date hereof and has no, and prior to the Closing will have no, properties, assets, liabilities or obligations of any nature other than those incident to its formation and in connection with this Agreement and the transactions contemplated hereby. Electrical Sub has no Subsidiaries and has not conducted any business prior to the date hereof and has no, and prior to the Closing will have no, properties, assets, liabilities or obligations of any nature other than those incident to its formation and in connection with this Agreement and the transactions contemplated hereby. No person holds an option, warrant or other right to acquire any capital stock of Electrical Sub.

        7.8    Brokers and Finders.

        No broker, finder or other entity acting in a similar capacity has participated on behalf of Alpine or Buyer or any of Alpine or Buyer's respective Affiliates in bringing about the transactions herein contemplated, rendered any services with respect thereto, been in any way involved therewith or is entitled to any fee or commission in connection therewith.

        7.9    Investigation by Alpine and Buyer.

        Each of Alpine and Buyer has conducted its own independent review and analysis of the Business, the Purchased Assets, the Assumed Liabilities, the DNE Group and the Superior Israel Group and acknowledges that Sellers have provided Alpine and Buyer with access to the personnel, properties, premises and records of the Business for this purpose. In entering into this Agreement, each of Alpine and Buyer has relied solely upon its own investigation and analyses and the representations and warranties contained in Article 4, Article 5 and Article 6 of this Agreement, and each of Alpine and Buyer acknowledges that none of Sellers nor any of their respective Affiliates makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Alpine, Buyer or any of their respective Affiliates, except as and only to the extent expressly set forth in Article 4, Article 5 and Article 6 and subject to the limitations and restrictions contained in this Agreement.

        7.10    Section 267 of the Code.

        Alpine and Buyer, in the aggregate, will not, at any time during the Closing Date, own directly, or be treated as owning under the rules applicable for purposes of determining whether any of Sellers and Buyer have a relationship described in Section 267(b) of the Code, (i) more than 10,460,371 shares of common stock, par value $.01 per share, of SUT, (ii) shares of any other class of stock of SUT and (iii) shares of STI other than 645 shares of 6% Cumulative Preferred Stock of STI and those that Alpine is treated as owning by virtue of owning or being treated as owning shares of SUT. Alpine has no knowledge that, in the aggregate, any five or fewer individuals, estates or trusts own, or are treated as owning for purposes of determining whether any of Sellers and Buyer have a relationship described in Section 267(b) of the Code, more than (i) 45% of the voting power of the shares of Alpine or Buyer or (ii) 45% of the shares of Alpine or Buyer (as determined by reference to value). The representations set forth in this Section 7.10 are made at all times on the Closing Date.

        7.11    Investment Representation.

        Each of Alpine and Buyer understands that the offering and sale of the securities to be acquired pursuant to this Agreement (collectively, the "Designated Securities") is intended to be exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), and any applicable state securities or blue sky law. The Designated Securities are being acquired by Alpine and Buyer for their respective accounts and without a view to the public distribution of the Designated Securities or any interest therein. Each of Alpine and Buyer has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Designated Securities, and each of Alpine and Buyer is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Designated Securities. Each of Alpine and Buyer understands that it may not sell or dispose of any of the Designated Securities other than pursuant to a registered offering or in a transaction exempt from the registration requirements of the Securities Act and any applicable state securities or blue sky law.

ARTICLE 8

CONDITIONS TO CLOSING; CLOSING DELIVERIES

        8.1    Conditions to Each Party's Obligation to Effect the Closing.

        (a)  The respective obligations of each party to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of the following conditions:

            (i)  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, statute, executive order, judgment, decree, injunction or other order, or taken any other action, which is then in effect and has the effect of prohibiting or making illegal this Agreement or the transactions contemplated hereby;

          (ii)  If required, the waiting period (and any extension thereof) under the HSR Act with respect to the transactions contemplated hereby shall have expired or been terminated; and

          (iii)  The conditions set forth in the Commitment Letter shall have been satisfied or waived and the financing contemplated thereby shall have been effected.

        (b)  The obligation of Alpine and Buyer to effect the transactions contemplated hereby shall also be subject to the fulfillment at or prior to the Closing of the following conditions (any of which may be waived in writing by Alpine or Buyer):

            (i)  The representations and warranties of each Seller contained in this Agreement shall be true and correct when made and on and as of the Closing Date as if made on and as of such date (except for those representations and warranties that relate to a particular date, which representations and warranties shall continue to be true and correct as of such date), except where the failure to be so true and correct would not result, either individually or in the aggregate, in a material adverse effect on the Business or the business of the DNE Group. Buyer shall have received a certificate signed on behalf of each Seller by an executive officer of such Seller to such effect;

          (ii)  Each Seller shall have performed or complied with, in all material respects, all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing, and Buyer shall have received a certificate signed on behalf of each Seller by an executive officer of such Seller to such effect;

          (iii)  Sellers shall have made the deliveries set forth in Section 8.2; and

          (iv)  There shall not have occurred a material adverse change in the business, condition (financial or otherwise), operations, properties, assets or liabilities of the Business or the DNE Group.

        (c)  The respective obligations of Sellers to effect the transactions contemplated hereby shall also be subject to the fulfillment at or prior to the Closing of the following conditions (any of which may be waived in writing by Sellers):

            (i)  The representations and warranties of Alpine and Buyer contained in this Agreement shall be true and correct when made and on and as of the Closing Date as if made on and as of such date (except for those representations and warranties that relate to a particular date, which representations and warranties shall continue to be true and correct as of such date). Sellers shall have received a certificate signed on behalf of Alpine and Buyer by an executive officer of each of Alpine and Buyer to such effect;

          (ii)  Sellers shall have received an opinion, dated the Closing Date, from Proskauer Rose LLP regarding the effect of Sections 267 and 351 of the Code on the transactions contemplated hereby, in the form of Exhibit C hereto, which opinion shall be based on certificates in the form of Exhibits D, E and, if relevant, F hereto;

          (iii)  Each of Alpine and Buyer shall have performed or complied with, in all material respects, all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing, and Sellers shall have received a certificate signed on behalf of Alpine and Buyer by an executive officer of each of Alpine and Buyer to such effect; and

          (iv)  Alpine and Buyer shall have made the deliveries set forth in Section 8.3.

        8.2    Sellers' Deliveries.

        The applicable Sellers shall deliver, or cause to be delivered, the following documents to Buyer at or before the Closing, all of which shall be in form and substance reasonably acceptable to Buyer and its counsel:

          (a)(1)  A bill of sale transferring to Buyer all of Sellers' and their respective Affiliates' right, title and interest in and to the Purchased Assets in accordance with Section 1.1;

          (a)(2)  A special warranty deed in recordable form conveying fee simple title to each parcel of the Business Real Property to Buyer, free and clear of all Liens except Real Property Permitted Encumbrances;

          (a)(3)  An opinion, dated the Closing Date, from Morgan, Lewis & Bockius LLP in form and substance satisfactory to Sellers and Buyer;

          (a)(4)  Assignment of each Business Real Property Lease identified on Schedule 1.1(b) hereto, together with the consent of the landlord thereunder, to Buyer, in form and substance reasonably satisfactory to Sellers and Buyer;

          (b)  Instruments evidencing the assignment to Buyer of all of Sellers' and their respective Affiliates' right, title and interest in and to the Business Intellectual Property in form and substance reasonably satisfactory to Sellers and Buyer;

          (c)  An executed counterpart of the instrument evidencing Buyer's assumption of the Assumed Liabilities in accordance with Section 2.1;

          (d)  Consents of the applicable third party to the assignment to Buyer of the Regional Distribution Center Real Property Leases (as hereinafter defined) in form and substance reasonably satisfactory to Sellers and Buyer;

          (e)  An executed counterpart of the Supply and Transitional Services Agreement (the "Supply and Transitional Services Agreement") relating to the supply of certain products and certain services after the Closing Date, in form and substance reasonably satisfactory to Sellers and Buyer;

          (f)    An executed counterpart of the non-exclusive Trademark License Agreement ("Trademark License Agreement") relating to, among other things, the Essex trademark, in form and substance reasonably satisfactory to Sellers and Buyer;

          (g)  An executed counterpart of the non-exclusive Amended and Restated Trademark License Agreement ("Amended and Restated Trademark License Agreement") relating to the Superior Cables trademark, in form and substance reasonably satisfactory to Sellers and Buyer;

          (h)  Certificates representing the DNE Shares, registered in the name of SUT and duly endorsed by SUT in blank for transfer or accompanied by appropriate stock powers in blank duly signed by SUT;

          (i)    Certificates representing the Superior Israel Shares, registered in the name of STI and duly endorsed by STI in blank for transfer or accompanied by appropriate stock powers in blank duly signed by STI;

          (j)    An executed counterpart of a shareholders agreement relating to Electrical Sub among Buyer, Electrical Sub and SUT, in form and substance reasonably satisfactory to Sellers and Buyer;

          (k)  A Security Release Agreement and applicable UCC-3 statements, in form and substance reasonably satisfactory to the Sellers and Buyer;

          (l)    An executed counterpart of the Termination or Assignment of Management Agreement, dated December    , 1999, between SUT and Superior Cables Ltd., in form and substance reasonably satisfactory to Sellers and Buyer;

          (m)  A completed Form II (as defined in the Connecticut Transfer Act) executed by Sellers to the extent necessary and applicable to the real property located at 50 Barnes Park North, Wallingford, Connecticut (the "Wallingford Property");

          (n)  A completed disclosure document, in the form set forth in Section 7 of the Indiana Responsible Property Transfer Law, executed by Sellers in accordance with the Indiana Responsible Property Transfer Law, as applicable to the Business Real Property located in the State of Indiana;

          (o)  An executed counterpart of a non-exclusive, non-transferable, non-sublicensable patent license agreement in regard to the following patents: EP-1693A, EP-1731, EP-1693, EP-1809, EP-1841, EP-1844 and EP-1888, in form and substance reasonably satisfactory to Sellers and Buyer; and

          (p)  Each other document required to be delivered to Buyer hereunder or that Buyer may reasonably request in connection with the transactions contemplated hereby.

        8.3    Buyer's Deliveries.

        Alpine and Buyer shall deliver, or cause to be delivered, the following documents to Sellers at or before the Closing, all of which shall be in form and substance reasonably acceptable to Sellers and their counsel:

          (a)  Immediately available funds by wire transfer in the amount of the Purchase Price;

          (b)  The Warrant;

          (c)  An opinion, dated the Closing Date, from Proskauer Rose LLP, counsel to Alpine and Buyer, in form and substance satisfactory to the Sellers and Buyer;

          (d)  An executed counterpart of the instrument evidencing Buyer's assumption of the Assumed Liabilities in accordance with Section 2.1;

          (e)  An executed counterpart of the Supply and Transitional Services Agreement, in form and substance reasonably satisfactory to Sellers and Buyer;

          (f)    An executed counterpart of the Trademark License Agreement, in form and substance reasonably satisfactory to Sellers and Buyer;

          (g)  An executed counterpart of the Amended and Restated Trademark License Agreement, in form and substance reasonably satisfactory to Sellers and Buyer;

          (h)  An executed counterpart of a shareholders agreement relating to Electrical Sub among Buyer, Electrical Sub and SUT, in form and substance reasonably satisfactory to Sellers and Buyer;

          (i)    An executed counterpart of the Termination or Assignment of Management Agreement, dated December    , 1999, between SUT and Superior Cables Ltd., in form and substance reasonably satisfactory to Sellers and Buyer;

          (j)    A completed Form III or Form IV (as defined in the Connecticut Transfer Act) executed by Buyer as the Certifying Party (as defined in the Connecticut Transfer Act) to the extent necessary and applicable to the Wallingford Property;

          (k)  An executed counterpart of a non-exclusive, non-transferable, non-sublicensable patent license agreement in regard to the following patents: EP-1693A, EP-1731, EP-1693, EP-1809, EP-1841, EP-1844 and EP-1888, in form and substance reasonably satisfactory to Sellers and Buyer; and

          (l)    Each other document required to be delivered to Sellers hereunder or that any of the Sellers may reasonably request in connection with the transactions contemplated hereby.

ARTICLE 9

CLOSING

        9.1    Closing.

        Provided that the deliveries set forth in Article 8 are either made or waived, the consummation of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Proskauer Rose LLP, 1585 Broadway, New York, New York on such date, and at such time, as the parties shall agree (the "Closing Date"). The transfers and deliveries described in Article 8 shall be mutually interdependent and regarded as occurring simultaneously; and no such transfer or delivery shall become effective until all the other transfers and deliveries provided for in Article 8 have also been consummated.

ARTICLE 10

COVENANTS

        The covenants and agreements contained in this Article 10 shall be applicable, as the case may be, to Alpine, Buyer and each Seller hereunder (except that none of such covenants or agreements shall impose any liability or obligation on (i) STI with respect to any member of the DNE Group or (ii) Essex with respect to any member of the DNE Group or Superior Israel Group):

        10.1    Pre-Closing Covenants.

          10.1.1    Conduct of Business.

            (a)  During the period from the date of this Agreement and continuing through the Closing or the earlier termination of this Agreement pursuant to Section 10.1.6 hereof, Sellers covenant and agree that, unless Buyer shall otherwise consent in writing or unless otherwise expressly permitted hereunder, Sellers shall conduct the Business in the ordinary course of business and in a manner consistent with past practice, including using commercially reasonable efforts to keep available the services of the present employees of the Business and to preserve their present material relationships with customers, distributors and suppliers in connection with the Business. By way of amplification and not limitation, during the period from the date of this Agreement and continuing through the Closing or the earlier termination of this Agreement pursuant to Section 10.1.6 hereof, Sellers shall not, directly or indirectly, take or propose to take, or permit to be taken, any of the following actions without the prior written consent of Buyer, unless otherwise expressly permitted hereunder:

                (i)  Transfer, assign, convey or liquidate any Purchased Assets or any portion of the Business, other than in the ordinary course of business;

              (ii)  Suffer, permit or incur the imposition of any Lien upon any of the Purchased Assets or the Business, except for any Permitted Encumbrance or Real Property Permitted Encumbrance;

              (iii)  Commit, suffer, permit or incur any default in liability or obligation which, individually or in the aggregate, would have a material adverse effect upon Buyer's conduct of the Business after the Closing;

              (iv)  Make or agree to any change in the terms of any Business Real Property Lease or Business Contract which is not in the ordinary course of business;

              (v)  Waive, cancel, compromise, sell or otherwise dispose of, for less than the face amount thereof, any claim or right relating to the Purchased Assets or the Business which is not in the ordinary course of business;

              (vi)  Pay, agree to pay or incur any obligation for any payment of any contribution or other amount to, or with respect to, any employee benefit plan, or pay any bonus to, or grant any increase in the compensation of, the officers or employees (unless made at times and in amounts consistent with the past practice of the Business) of the Business, or make any increase in the pension, retirement or other benefits of the officers or employees of the Business, except as required by law or the terms of any such plan;

            (vii)  Pay, agree to pay or incur any obligation for any payment of any indebtedness relating to the Purchased Assets or the Business, except indebtedness incurred in the ordinary course of business or other than as set forth on Schedule 10.1.1 hereto;

            (viii)  Materially write down or materially write up the value of any Inventory;

              (ix)  Make any material change in any method of accounting or accounting practice or policy other than such changes required by United States generally accepted accounting principles consistently applied ("GAAP");

              (x)  incur any capital expense over $10,000 and, in the event Buyer consents to the incurrence of such expense, and if the parties mutually agree, such expense shall be included on, and deemed a part of, Schedule 3.1 hereto; or

              (xi)  Agree, whether in writing or otherwise, to take any of the actions set forth in this Section 10.1.1(a).

            (b)  During the period from the date of this Agreement and continuing through the Closing or the earlier termination of this Agreement pursuant to Section 10.1.6 hereof, SUT covenants and agrees that, unless Buyer shall otherwise consent in writing and unless otherwise expressly permitted hereunder, it shall cause each member of the DNE Group to conduct its business in the ordinary course of business and in a manner consistent with past practice, including using commercially reasonable efforts to keep available the services of its present employees and to preserve its present material relationships with customers, distributors and suppliers. By way of amplification and not limitation, during the period from the date of this Agreement and continuing through the Closing or the earlier termination of this Agreement pursuant to Section 10.1.6 hereof, SUT shall cause each member of the DNE Group not to, directly or indirectly, take or propose to take, or permit to be taken, any of the following actions without the prior written consent of Buyer, unless otherwise expressly permitted hereunder;

                (i)  Transfer, assign, convey or liquidate any assets, other than in the ordinary course of business;

              (ii)  Suffer, permit or incur the imposition of any Lien upon any of its assets, except for any Permitted Encumbrance or Real Property Permitted Encumbrance;

              (iii)  Commit, suffer, permit or incur any default in liability or obligation which, individually or in the aggregate, would have a material adverse effect upon Buyer's conduct of the business of the DNE Group after the Closing;

              (iv)  Make or agree to any change in the terms of any of its material contracts which is not in the ordinary course of business;

              (v)  Waive, cancel, compromise, sell or otherwise dispose of, for less than the face amount thereof, any claim or right which is not in the ordinary course of business;

              (vi)  Pay, agree to pay or incur any obligation for any payment of any contribution or other amount to, or with respect to, any employee benefit plan, or pay any bonus to, or grant any increase in the compensation of, any of its officers or employees (unless made at times and in amounts consistent with past practice), or make any increase in the pension, retirement or other benefits of any of its officers or employees, except as required by law or the terms of any such plan;

            (vii)  Pay, agree to pay or incur any obligation for any payment of any indebtedness, except indebtedness incurred in the ordinary course of business or other than as set forth on Schedule 10.1.1;

            (viii)  Materially write down or materially write up the value of any inventory;

              (ix)  Make any material change in any method of accounting or accounting practice or policy other than such changes required by GAAP;

              (x)  incur any capital expense over $10,000 and, in the event Buyer consents to the incurrence of such expense, and if the parties mutually agree, such expense shall be included on, and deemed a part of, Schedule 3.1 hereto;

              (xi)  Amend its Certificate of Incorporation or Bylaws or equivalent organizational documents;

            (xii)  Declare or pay any dividends or make any other distribution in cash, securities or property on its capital stock;

            (xiii)  Issue any additional shares of capital stock or issue, sell or grant any option or right to acquire, or otherwise dispose of, any of its authorized but unissued capital stock;

            (xiv)  Repurchase or redeem any shares of its capital stock; or

            (xv)  Agree, whether in writing or otherwise, to take any of the actions set forth in this Section 10.1.1(b).

            (c)  During the period from the date of this Agreement and continuing through the Closing or the earlier termination of this Agreement pursuant to Section 10.1.6 hereof, SUT and STI covenant and agree that, unless Buyer shall otherwise consent in writing or unless otherwise expressly permitted hereunder, they shall cause each member of the Superior Israel Group to conduct its business in the ordinary course of business and in a manner consistent with past practice, including using commercially reasonable efforts to keep available the services of its present employees and to preserve its present material relationships with customers, distributors and suppliers. By way of amplification and not limitation, during the period from the date of this Agreement and continuing through the Closing or the earlier termination of this Agreement pursuant to Section 10.1.6 hereof, SUT and STI shall cause each member of the Superior Israel Group not to, directly or indirectly, take or propose to take, or permit to be taken, any of the following actions without the prior written consent of Buyer, unless otherwise expressly permitted hereunder.

                (i)  Transfer, assign, convey or liquidate any assets, other than in the ordinary course of business;

              (ii)  Suffer, permit or incur the imposition of any Lien upon any of its assets, except for any Permitted Encumbrance or Real Property Permitted Encumbrance;

              (iii)  Commit, suffer, permit or incur any default in liability or obligation which, individually or in the aggregate, would have a material adverse effect upon Buyer's conduct of business of the Superior Israel Group after the Closing;

              (iv)  Make or agree to any change in the terms of any of its material contracts which is not in the ordinary course of business;

              (v)  Waive, cancel, compromise, sell or otherwise dispose of, for less than the face amount thereof, any claim or right which is not in the ordinary course of business;

              (vi)  Pay, agree to pay or incur any obligation for any payment of any contribution or other amount to, or with respect to, any employee benefit plan, or pay any bonus to, or grant any increase in the compensation of, any of its officers or employees (unless made at times and in amounts consistent with past practice), or make any increase in the pension, retirement or other benefits of any of its officers or employees, except as required by law or the terms of any such plan;

            (vii)  Pay, agree to pay or incur any obligation for any payment of any indebtedness, except indebtedness incurred in the ordinary course of business;

            (viii)  Materially write down or materially write up the value of any inventory;

              (ix)  Make any material change in any method of accounting or accounting practice or policy other than such changes required by GAAP;

              (x)  incur any capital expense over $10,000 and, in the event Buyer consents to the incurrence of such expense, and if the parties mutually agree, such expense shall be included on, and deemed a part of, Schedule 3.1 hereto;

              (xi)  Amend its Certificate of Incorporation or Bylaws or equivalent organizational documents;

            (xii)  Declare or pay any dividends or make any other distribution in cash, securities or property on its capital stock;

            (xiii)  Issue any additional shares of capital stock or issue, sell or grant any option or right to acquire, or otherwise dispose of, any of its authorized but unissued capital stock;

            (xiv)  Repurchase or redeem any shares of its capital stock; or

            (xv)  Agree, whether in writing or otherwise, to take any of the actions set forth in this Section 10.1.1(c).

            (d)  Notwithstanding the provisions of Section 10.1.1(b), (c) and (e) hereof, Sellers may, prior to the Closing, cause the DNE Group or the Superior Israel Group to distribute to STI or SUT, in satisfaction of payables of any member of the DNE Group or the Superior Israel Group in favor of SUT or STI, a note or other obligation of STI or SUT that is contributed to the DNE Group or the Superior Israel Group after the date hereof.

            (e)  During the period from the date of this Agreement and continuing through the Closing or the earlier termination of this Agreement pursuant to Section 10.1.6 hereof, no payments shall be made by a Transferred Subsidiary under the Tax Sharing Agreement, except for a Transferred Subsidiary's allocable share of any tax payment actually made to a taxing authority.

          10.1.2    Access to Information.

          Upon reasonable notice at reasonable times during normal business hours with the purpose that an uninterrupted and efficient transfer of the Purchased Assets, the Business and the respective businesses of the DNE Group and the Superior Israel Group may be accomplished, Sellers shall afford to the officers, employees, accountants, counsel, proposed lenders and other representatives of Buyer access, during the period commencing on the date hereof and ending on the Closing Date, to all of the properties, personnel, books, contracts, commitments and records relating to the Business, the Purchased Assets, the DNE Group or the Superior Israel Group, and, during such period, Sellers shall furnish promptly to Buyer all information concerning, and shall make available to Buyer the appropriate individuals (including attorneys, accountants and other professionals) for discussion of, the Business, the Purchased Assets, the DNE Group and the Superior Israel Group as Buyer may reasonably request; provided, that the Sellers shall not be required to provide any such information or access to the extent that such information or access would cause any Seller or any of their respective Affiliates to be in breach of any confidentiality restrictions applicable to it. Buyer will, and will cause its officers, employees, accountants, counsel and other representatives to, hold any such information obtained pursuant to this Section 10.1.2 in confidence, except to the extent any such information (i) is or has become publicly available other than as a result of a breach of this Section 10.1.2 or (ii) is required to be disclosed by Law or Governmental Authority.

          10.1.3    Reasonable Efforts.

          On and subject to the terms and conditions set forth in this Agreement, each of the parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including, without limitation, (a) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from any Governmental Authority and the making of all necessary registrations and filings with and notices to, and the taking of all commercially reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority, (b) the obtaining of all necessary consents, approvals and waivers from third parties, (c) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, and (d) the execution and delivery of any additional instruments necessary, proper or advisable to consummate the transactions contemplated by this Agreement; provided, however, that none of any Seller, Alpine, or Buyer shall be obligated with respect to such efforts (i) to expend any funds except the payment of the reasonable fees and expenses of any applicable attorneys, consultants or other advisors retained by it or (ii) to take any actions with respect to the Purchased Assets, the Business, the business of the DNE Group or the Superior Israel Group which, in its reasonable judgment, is materially adverse, including, but not limited to, agreeing to any modification of a contract term.

          10.1.4    Seller Disclosure Schedule and Supplemental Disclosure.

          (a)  On or prior to the date hereof, Sellers have delivered to Buyer the Seller Disclosure Schedule setting forth, among other things, items of disclosure relating to any or all of the representations and warranties of Sellers; provided, that the mere inclusion of an item in the Seller Disclosure Schedule shall not be deemed an admission by any of the Sellers that such item represents a material exception or fact, event or circumstance or that such item would result in, either individually or in the aggregate, a material adverse effect on the Business or the business of the DNE Group or the Superior Israel Group, materially impair the ability of any Seller to perform its obligations hereunder or prevent the consummation by any Seller of the transactions contemplated hereby.

          (b)  Each party will promptly notify the other party in writing if it is in, or becomes aware of any fact or condition that causes or constitutes a, breach of any of its representations or warranties as of the date of this Agreement, or if it becomes aware of the existence or occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any of its representations or warranties had any such representation or warranty been made as of the time of the existence, occurrence or discovery of such fact or condition. The delivery of any notice pursuant to this Section 10.1.4 shall not limit or otherwise affect the remedies available hereunder to a party receiving such notice.

          10.1.5    Superior Proposal.

          Notwithstanding anything to the contrary in this Agreement, SUT, and its board of directors (the "Board") and a special committee comprised of the independent directors of the Board (the "Special Committee"), on behalf of or together with any of the Sellers or their respective Affiliates, as the case may be, shall be permitted to (1) engage in discussions and negotiations with, and provide information (including, without limitation, this Agreement and all Exhibits and Schedules hereto) to certain Persons (each, a "Prospective Purchaser"), determined together with Sellers' financial advisor, who may be interested in acquiring all or any portion of the Business, the DNE Shares and the Superior Israel Shares (collectively, the "Assets to be Sold") and (2) enter into definitive purchase and sale documentation with respect to all or any portion of the Assets to be Sold with a Prospective Purchaser, but only if and to the extent that (A) in the case of clause (2), the Special Committee concludes in good faith that the offer or proposal made by such Prospective Purchaser with respect to the Assets to be Sold (an "Acquisition Proposal") constitutes a Superior Proposal and (B) prior to providing any information or data to a Prospective Purchaser or entering into any discussions or negotiations with a Prospective Purchaser, Sellers receive from such Prospective Purchaser an executed confidentiality agreement, in a form advised by outside counsel. SUT will notify Alpine, on a current basis, if any such proposals or offers are made by, or any such discussions or negotiations are entered into with, any Prospective Purchaser indicating, in connection with such notice, the name of such Prospective Purchaser and the material terms and conditions of any proposals or offers and thereafter shall keep Alpine informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such negotiations or discussions. "Superior Proposal" means an Acquisition Proposal made by a Prospective Purchaser on terms which the Special Committee in good faith concludes (following receipt of the advice of its financial advisor and outside legal counsel), taking into account, among other things, all terms and conditions of the proposal and all legal, financial, regulatory and other aspects of the proposal and the Prospective Purchaser making the proposal, (x) would, if consummated, result in a transaction that is more favorable, from a financial point of view, to SUT and its stockholders (other than Alpine) and creditors taken as a whole, than the transactions contemplated by this Agreement and (y) is reasonably likely to be completed.

          10.1.6    Termination.

          This Agreement may be terminated at any time prior to the Closing:

            (a)  By mutual written consent of Sellers, Alpine and Buyer;

            (b)  By Sellers if Alpine or Buyer shall have failed to perform or comply with any of its covenants or agreements contained in this Agreement such that any of the conditions set forth in Section 8.1(a) and (c) would not be satisfied, which failure to perform or comply has not been cured within 30 days following receipt by Alpine or Buyer of notice of such failure to perform or comply;

            (c)  By Buyer if any Seller shall have failed to perform or comply with any of its covenants or agreements contained in this Agreement such that any of the conditions set forth in Section 8.1(a) and (b) would not be satisfied, which failure to perform or comply has not been cured within 30 days following receipt by such Seller of notice of such failure to perform or comply;

            (d)  By either Sellers or Buyer if (i) the Closing has not been effected on or prior to the close of business on December 15, 2002, provided, however, that the right to terminate this Agreement pursuant to this clause shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to have occurred on or prior to the aforesaid date, or (ii) any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;

            (e)  (i) By Sellers if there has been (x) a material breach by Alpine or Buyer of any of its representations or warranties that is not qualified as to materiality or (y) a breach by Alpine or Buyer of any of its representations or warranties that is qualified as to materiality, in each case, which would materially impair the ability of Alpine or Buyer to perform its obligations under this Agreement or prevent the consummation by Alpine or Buyer of the transactions contemplated by this Agreement, which breach has not been cured within 30 days following receipt by Alpine or Buyer of notice of the breach, or (ii) by Alpine or Buyer if there has been (x) a material breach by any Seller of any of its representations or warranties that is not qualified as to materiality or (y) a breach by any Seller of any of its representations or warranties that is qualified as to materiality, in each case, which would result in, individually or in the aggregate, a material adverse effect on the Business or the business of the DNE

    Group, which breach has not been cured within 30 days following receipt by Sellers of notice of the breach;

            (f)    By Sellers simultaneously with their execution of a definitive purchase and sale agreement (but specifically excluding a non-binding letter of intent) with respect to a Superior Proposal in accordance with Section 10.1.5;

            (g)  By Alpine or Buyer if the Closing has not occurred on or prior to the close of business on November 30, 2002, unless Sellers have irrevocably waived in writing their right to enter into definitive purchase and sale documentation with respect to a Superior Proposal in accordance with Section 10.1.5 and to terminate this Agreement pursuant to Section 10.1.6(f).

          10.1.7    Effect of Termination.

          (a)  In the event of termination of this Agreement by either Sellers or Buyer, as provided in Section 10.1.6, this Agreement shall forthwith become null and void and there shall be no liability hereunder on the part of Alpine, Buyer or any of the Sellers or their respective shareholders, officers, employees, directors, agents or Affiliates (except as set forth in this Section 10.1.7, Section 10.2.4 and Section 10.2.5, which shall survive the termination); provided, however, that nothing contained in this Section 10.1.7 shall relieve any party hereto from any liability for any breach of its obligations under this Agreement.

          (b)  If this Agreement is terminated pursuant to Section 10.1.6(f) or (g), SUT shall, within two business days after the date of such termination, pay to Alpine or Buyer, by wire transfer of immediately available funds to an account designated in writing by Alpine or Buyer, up to $1.5 million of actual, reasonable documented out-of-pocket expenses incurred by Alpine or Buyer in connection with the transactions contemplated hereby, subject to offset for amounts paid or previously paid by or on behalf of SUT pursuant to Section 10.2.19.

          10.1.8    Other Business Real Property Liens.

          Prior to Closing, Sellers shall take any and all actions as may be necessary to cure or remove (or otherwise provide Buyer with reasonable evidence of payment of) any Liens, which are monetary in nature, other than Real Property Permitted Encumbrances, affecting the Business Real Property.

        10.2    Other Covenants.

          10.2.1    Employee and Related Matters.

            (a)    Employees.    Buyer or an Affiliate thereof shall make an offer of employment, effective as of the Closing Date, to all employees of the Business set forth on Schedule 10.2.1(a), except for employees of the Business who terminated employment prior to the Closing Date or who became eligible for long-term disability benefits prior to the Closing Date, and shall retain on the Closing Date substantially all employees engaged in the respective businesses of the DNE Group and the Superior Israel Group, in each case on terms and conditions which, except as set forth in this Section 10.2.1, are substantially comparable, in the aggregate, to those provided to such employees by Sellers. Notwithstanding the foregoing, nothing herein shall be construed as to prevent Buyer or its Affiliates from terminating the employment of any employee at any time after the Closing Date for any reason (or no reason). Employees who are retained or who accept Buyer's offer of employment and commence working for Buyer or an Affiliate thereof immediately following the Closing Date are hereinafter referred to as "Transferred Employees." Any Transferred Employee on short-term disability as of the Closing Date that would have become eligible for long-term disability benefits under the Sellers' long-term disability plan but for the consummation of the transactions contemplated by this Agreement shall be covered by the Sellers' long-term disability plan and Buyer shall have no obligation to provide such coverage.

            (b)    Defined Contribution Plans.

              (i)    Multiple Business Plans.    On the Closing Date or as soon as practicable thereafter (but in no event later than 180 days following the Closing Date), Buyer shall permit any Transferred Employee who has an account balance (a "Participant") under any tax-qualified defined contribution plan established or maintained by the Sellers or its Affiliates on behalf of employees of the Business (the "Business Employees") as well as other employees of the Sellers and its Affiliates (the "Seller 401(k) Plans") to roll over (whether by direct or indirect rollover, as selected by such Participant) his or her "eligible rollover distribution" (as defined under Section 402(c)(4) of the Code) in the form of cash, a promissory note (as described below) or such other property as reasonably acceptable to Buyer that relates solely to investment vehicles available under the Buyer 401(k) Plan (as defined hereinafter) or any combination thereof from the Seller 401(k) Plans to a retirement plan established by Buyer or its Affiliates that is intended to qualify under Section 401(a) of the Code and that contains a cash or deferred arrangement under Section 401(k) of the Code (the "Buyer 401(k) Plan"). The account balances of Business Employees who participate in the Seller 401(k) Plans shall be fully vested as of the Closing Date and the Seller shall take any actions necessary to ensure that such account balances are distributable from the Seller 401(k) Plans on and after the Closing. The Sellers and the Seller 401(k) Plans shall not place any Participant's plan loan into default or declare a default with respect to any plan loan so long as such Participant transfers his or her account balance under the Seller 401(k) Plans, together with the promissory note evidencing the plan loan and the applicable loan documentation, to the Buyer 401(k) Plan through a direct rollover as soon as practicable after the Closing Date. Such loan shall be assumed and continued by the Buyer 401(k) Plan in a manner substantially similar to the Seller 401(k) Plans. Sellers shall amend the Seller 401(k) Plans to the extent necessary in order to effectuate the transactions contemplated under this Section 10.2.1(b).

              (ii)    Stand-Alone Plans.    As a result of Buyer's purchase of the DNE Shares contemplated by this Agreement, the DNE Technologies, Inc. Savings Plan (the "DNE Plan") shall continue in effect after the Closing Date as a plan sponsored by Buyer or one of its Affiliates and the account balances of employees of the DNE Group ("DNE Employees" and, together with Business Employees, "Affected Employees") shall not be distributable from the DNE Plan.

            (c)    Defined Benefit Plans.    With respect to each of the Retirement Income Plan for Salaried Employees of Essex Group, Inc. (the "Salaried Plan") and the Retirement Income Plan for Hourly Employees of Essex Group, Inc. (the "Hourly Plan", together with the Salaried Plan, the "Seller Pension Plans"), the parties agree as follows:

              (i)    Hourly Plan.    (A) Sellers shall retain all liabilities and obligations in respect of benefits accrued by employees of the Business who participate in the Hourly Plan ("Covered Employees"). Benefit accruals in respect of Covered Employees under the Hourly Plan shall cease as of the Closing Date and the Covered Employees participating therein shall be considered to have terminated employment for purposes of such plan. Sellers shall fully vest the accrued benefits of the Covered Employees under the Hourly Plan as of the Closing Date. No assets under the Hourly Plan shall be transferred to Buyer or any of its Affiliates or to any plan of Buyer or its Affiliates.

              (B)  Buyer or an Affiliate thereof shall establish a retirement plan for Transferred Employees who participate in the Hourly Plan that is intended to qualify under Section 401(a) of the Code that contains a benefit formula that is the same as under the Hourly Plan (the "Buyer Hourly Plan"). Benefit accruals in respect of such employees under the Buyer Hourly Plan shall commence as of the Closing Date and shall only take into account service performed and compensation earned on and after the Closing Date; provided, that service performed prior to the Closing Date for Sellers and their Affiliates shall be taken into account for purposes of eligibility to participate and vesting credit (but not for purposes of benefit accrual) under the Buyer Hourly Plan.

              (ii)    Salaried Plan.    Buyer shall establish a tax-qualified defined contribution retirement plan (which may be a component of the Buyer 401(k) Plan) for Transferred Employees who participate in the Salaried Plan that provides for an employer contribution in lieu of the benefit provided to such employees under the Salaried Plan.

            (d)    Other Liabilities.    Without limiting the scope of Section 10.2.1(a), Buyer shall cause each Transferred Employee (and his or her eligible dependents) to be covered following on and after the Closing Date by a group health plan (within the meaning of Section 5000(b)(1) of the Code) that (i) does not limit or exclude coverage on the basis of any pre-existing condition of such Transferred Employee or dependent, and (ii) provides each Transferred Employee full credit, for the year during which the Closing Date occurs, with any deductible already incurred by the Transferred Employee under any welfare benefit arrangement sponsored, maintained or contributed to by Sellers or any Seller ERISA Affiliate (a "Seller Welfare Arrangement") providing group health benefits to such Transferred Employee or dependent and with any other out-of-pocket expenses that count against any maximum out-of-pocket expense provision under such Seller Welfare Arrangement or Buyer's Welfare Plan. Notwithstanding anything contained herein to the contrary, (i) Sellers shall remain responsible for all claims incurred or made by Transferred Employees prior to the Closing Date under any Business Benefit Plan or state workers' compensation statute, or, with respect to Transferred Employees employed in the Business, which arise out of or relate to (A) any event, action or omission occurring prior to the Closing Date or (B) such employee's employment (including the termination thereof) prior to the Closing Date and (ii) Buyer shall be responsible for all claims incurred or made by Transferred Employees on or after the Closing Date under any Buyer Benefit Plan or state workers' compensation statute, or, with respect to Transferred Employees employed in the Business, which arise out of or relate to (A) any event, action or omission occurring prior to the Closing Date or (B) such employee's employment (including the termination thereof) prior to the Closing Date. For purposes of clarity, a medical/dental claim shall be considered incurred when the medical/dental services are rendered or medical/dental supplies are provided, and not when the condition arose. A disability or workers' compensation claim, or any other employment-related claim arising out of or relating to (A) any event, action or omission occurring prior to the Closing Date or (B) such employee's employment (including the termination thereof) prior to the Closing Date, shall be considered incurred or made prior to the Closing Date if the injury or condition occurred prior to the Closing Date.

            (e)    Accrued Bonuses and Vacation.    Buyer shall assume and be liable for any accrued but unpaid bonuses payable to any Transferred Employee on or after the Closing Date. With respect to any accrued but unpaid vacation time which any Transferred Employee is eligible to take pursuant to the vacation policy applicable to such Transferred Employee immediately prior to the Closing Date, Buyer shall allow such Transferred Employee to use such accrued vacation (in addition to any vacation accrued pursuant to vacation policies established by

    Buyer), and shall pay the Transferred Employee the value of any unused vacation upon his termination of employment.

            (f)    Employment/Change of Control Agreements.    Effective as of the Closing Date, Buyer and Sellers shall take all actions necessary (including, without limitation, obtaining consents of the affected employees) to cause Buyer to be substituted for SUT (or, as applicable, an Affiliate) under the employment and change of control agreements set forth on Schedule 10.2.1(f), and Buyer shall assume and be liable for any and all liabilities under such agreements.

            (g)    Benefit Plan Transition Services.    If requested by Buyer, Sellers shall, pursuant to the terms of the Supply and Transitional Services Agreement, for up to 90 days following the Closing Date, administer the payroll of Buyer with respect to the Transferred Employees, and extend coverage under the Seller 401(k) Plans and the Seller Welfare Arrangements to the Transferred Employees; provided, that in the event Buyer makes such a request, Buyer, and not Sellers, shall be deemed the sponsoring employer of the Seller Welfare Arrangements with respect to the coverage of Transferred Employees thereunder; and provided further, that in no event shall Sellers retain any liability (including, without limitation, liability under the Consolidated Omnibus Budget Reconciliation Act of 1985) to such Transferred Employees under the Seller Welfare Arrangements after the termination of Sellers' obligations with respect thereto under the Supply and Transitional Services Agreement, except as otherwise provided therein.

            (h)    Cooperation.    Sellers and Buyer shall cooperate with each other (and cause the trustees of the Seller 401(k) Plans, the Seller Pension Plans, the Buyer 401(k) Plan and the Buyer Hourly Plan to cooperate with each other) with respect to the transactions contemplated by this Section 10.2.1.

            (i)    No Third-Party Rights.    Nothing in this Article 10, express or implied, shall confer upon any Transferred Employee or other Person (other than the parties hereto and their respective successors and permitted assigns) or legal representative thereof any rights or remedies, including any rights to compensation or benefits of any nature or kind whatsoever.

          10.2.2    Tax Cooperation.

          Buyer and Sellers agree to retain and provide each other, upon reasonable request, as promptly as practicable, with access to such working papers and information relating to the Purchased Assets, the Business, the DNE Group or the Superior Israel Group, and such assistance, as is reasonably necessary for the preparation and filing of all Tax returns, the making of any election related to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax return; provided, however, that, except as otherwise expressly provided in Section 10.2.10, nothing contained in this Section 10.2.2 shall require Buyer or Sellers to retain any documents longer than they would otherwise have been retained in the ordinary course of business but for the transactions contemplated by this Agreement. Sellers and Buyer shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving the Purchased Assets, the Business, any member of the DNE Group, or any member of the Superior Israel Group or any consolidated, combined, unitary or similar tax return group of which any Transferred Subsidiary is or was a member, and each shall execute and deliver such documents as are reasonably necessary to carry out the intent of this Section 10.2.2.

          10.2.3    Payment of Certain Taxes; Tax Returns.

          (a)  All excise, sales, value added, gross receipts, use, registration, stamp, transfer (including Indiana's gross income tax) and similar Taxes, levies, charges and fees (including all real estate transfer taxes) incurred in connection with this Agreement and the transactions contemplated hereby will be paid by Sellers to the extent of the first $75,000 (in the aggregate) of such Taxes and any balance shall be paid 50% by Sellers and 50% by Buyer. Sellers agree to file all necessary documentation with respect to all such Taxes; provided, however, that Buyer shall be given the opportunity to review that documentation and to participate in any proceeding relating to such Taxes. Buyer and Sellers shall each provide the other with such assistance as may be reasonably requested in connection with the preparation and filing of any necessary documentation with respect to such Taxes. Except as otherwise provided in this Section 10.2.3(a), Sellers shall be solely responsible for and shall pay all, and Buyer shall have no liability for any, income, franchise, gains or other similar Tax incurred in connection with this Agreement and the transactions contemplated hereby based on the income or gains of Sellers.

          (b)  Except as otherwise expressly provided in Section 10.2.3(a), as between Sellers and Buyer, (i) Buyer shall be responsible for all Non-Income Taxes imposed with respect to the Business or the Purchased Assets, (ii) Buyer shall be responsible for all Non-Consolidated Income Taxes of the Transferred Subsidiaries for periods beginning on or after January 1, 2002 and for periods following the Closing Date, (iii) Sellers shall be responsible for all Non-Consolidated Income Taxes of the Transferred Subsidiaries other than those provided for in clause (ii) of this Section 10.2.3(b), (iv) Sellers shall be responsible for all Consolidated Income Taxes of the Transferred Subsidiaries for all taxable periods, (v) Sellers shall be responsible for all Non-Consolidated Income Taxes imposed with respect to the Business and the Purchased Assets for all periods through the Closing Date, and (vi) Buyer shall be responsible for all Non-Income Taxes of the Transferred Subsidiaries. For purposes of this Agreement, "Non-Income Taxes" shall mean Taxes other than Taxes imposed on net income, gains or net revenues, "Income Taxes" shall mean Taxes imposed on net income, gains or net revenues, "Non-Consolidated Income Taxes" shall mean Income Taxes other than Consolidated Income Taxes, "Consolidated Income Taxes" shall mean Income Taxes filed on a consolidated, combined, unitary or similar basis with SUT or an SUT subsidiary (other than a Transferred Subsidiary) and "Transferred Subsidiaries" shall mean any member of the DNE Group and any member of the Superior Israel Group.

          (c)  Sellers shall be responsible for the timely filing of all income tax returns required by law to be filed in respect of the Purchased Assets or the Business for all periods on or before the Closing Date. Buyer shall be responsible for the timely filing of all income tax returns required by law to be filed in respect of the Purchased Assets or the Business for all periods after the Closing Date. Sellers shall be responsible for the timely filing of all Tax returns required by law to be filed for any consolidated, combined, unitary or similar tax return group that includes (i) the DNE Group or the Superior Israel Group and (ii) SUT or a Subsidiary of SUT (other than a Transferred Subsidiary) with respect to periods ending on or before, or including, the Closing Date. Buyer shall be responsible for filing all Tax returns relating to the Business, the Purchased Assets, the DNE Group (or a member thereof) or the Superior Israel Group (or a member thereof) that are due after the Closing Date other than those for which the Sellers are made responsible pursuant to this Section 10.2.3(c). Where Buyer is responsible for preparing a return on which Taxes for which any of Sellers are responsible under Section 10.2.3 are reported, Buyer shall cause that return to be prepared in a manner consistent with past returns and shall provide Seller with a draft of the portion of such return relating to Taxes for which Sellers are responsible at least 10 business days prior to filing such return (provided the due date for such return is at least 10 business days after the Closing Date). Where Sellers are responsible for preparing a return on which Taxes for which Buyer is responsible under Section 10.2.3 are reported, Sellers shall cause that return to be prepared in a manner consistent with past returns and shall provide Buyer with a draft of the portion of such return relating to the Purchased Assets, the Business or the Transferred Subsidiaries at least 10 business days prior to filing such return (provided the due date for such return is at least 10 business days after the Closing Date). Neither Sellers nor Buyer shall unreasonably reject any comments the other may have with respect to a draft return or portion thereof provided pursuant to the preceding two sentences.

          (d)  If Sellers receive notice of a dispute or other proceeding involving Taxes for which Buyer is responsible under Section 10.2.3 or Section 11.2 hereof, Sellers shall provide Buyer with reasonably prompt notice of such dispute or other proceeding and shall provide Buyer with a reasonable opportunity to participate in such dispute or proceeding. Sellers may not settle such a dispute or proceeding without the prior consent of Buyer, not to be unreasonably withheld. If Buyer or any Transferred Subsidiary receives notice of a dispute or other proceeding involving Taxes for which Sellers are responsible under Section 10.2.3 or Section 11.1 hereof, Buyer shall provide Sellers with reasonably prompt notice of such dispute or other proceeding and shall provide Sellers with a reasonable opportunity to participate in such dispute or proceeding. Buyer may not settle such a dispute or proceeding without the prior consent of Sellers, not to be unreasonably withheld. Notwithstanding anything to the contrary in this Agreement, a party may settle a dispute involving a Tax liability for which it is responsible without obtaining the consent of any other party if the settlement involves only a concession of an amount of Tax liability to be paid by the settling party.

          (e)  Buyer shall be entitled to all refunds of Non-Consolidated Income Taxes of the Transferred Subsidiaries for periods beginning on or after January 1, 2002. Sellers shall be entitled to all refunds of Non-Consolidated Income Taxes of the Transferred Subsidiaries for periods prior to those described in the preceding sentence. Sellers shall be entitled to all refunds of Consolidated Income Taxes of the Transferred Subsidiaries for all periods. If Alpine or Buyer receives (whether in the form of a payment, credit or offset against Tax) a refund to which Sellers are entitled under this Section 10.2.3(e), Alpine or Buyer shall promptly pay to Sellers the amount of such refund. If Seller receives (whether in the form of a payment, credit or offset against Tax) a refund to which Buyer is entitled under this Section 10.2.3(e), Sellers shall promptly pay Buyer the amount of such refund.

          10.2.4    Publicity.

          Except as otherwise provided herein, all public announcements relating to this Agreement or the transactions contemplated hereby will be made only as agreed upon by Sellers and Buyer or as required by law or regulation of a stock exchange. If such a public notice is required by law or stock exchange regulation, the disclosing party will use its commercially reasonable efforts to give the others prior written notice of the disclosure to be made.

          10.2.5    Expenses.

          Except to the extent otherwise specifically provided in this Agreement, Alpine and Buyer shall pay all of the expenses incident to the transactions contemplated by this Agreement which are incurred by Alpine and Buyer or their respective representatives, and Sellers shall pay all of the expenses incident to the transactions contemplated by this Agreement which are incurred by Sellers or their representatives.

          10.2.6    No Assignment.

          No assignment by any party of this Agreement or any right or obligation hereunder, in whole or in part, may be made without the prior written consent of the other party, and any assignment attempted without that consent will be void and of no effect; provided, however, that Buyer may assign its rights and obligations under Article 11 hereof to any successor to, or acquirer or transferee of, the Business, the Purchased Assets, the DNE Group or the Superior Israel Group; and provided, further, that, no such assignment shall relieve Alpine or Buyer of any of its respective obligations hereunder.

          10.2.7    Further Assurances.

          Each party hereto agrees that, as requested by the other party after the Closing, it will do all such further acts as may be required to effectuate the transactions contemplated hereby and to vest in Buyer title to the Purchased Assets, the DNE Shares and the Superior Israel Shares. To the extent that the assignment of any lease, contract, commitment or right pertaining to the Business shall require the consent or waiver of other parties thereto, which consent or waiver has not been obtained prior to the Closing, Sellers shall cooperate with Buyer to obtain such consent. Notwithstanding the foregoing, if a consent is not obtained for any Business Real Property Lease, such Business Real Property Lease shall not be deemed assigned under this Agreement, and Buyer shall not have any liabilities or obligations thereunder until such consent is obtained. Without limiting the foregoing, from and after the Closing, (i) Sellers shall do all things necessary, proper or advisable under applicable Laws as reasonably requested by Buyer to put Buyer in effective possession, ownership and control of the Purchased Assets and Buyer shall cooperate with Sellers for that purpose and (ii) Buyer shall do all things necessary, proper or advisable under applicable Laws as reasonably requested by Sellers to put Sellers (or such other Person as Sellers shall indicate) in effective possession, ownership and control of the Retained Assets and Sellers shall cooperate with Buyer for that purpose.

          10.2.8    Permit Transfer, Assignment or Reissuances.

          Sellers shall cooperate with Buyer in the transfer, assignment or securing of the permits, licenses, registrations, franchises and other authorizations and approvals set forth on Schedule 1.1(i) (the "Permits") and in the provision of any required notice, to the extent that any such Permits are required under applicable Environmental Laws or other Laws to be transferred, assigned or reissued, or notification is required to be provided, to facilitate the transactions contemplated by this Agreement.

          10.2.9    Mail and Other Communications.

          After the Closing, Sellers shall promptly remit to Buyer any checks, cash, payments, mail or other communications relating to the Business, the Purchased Assets or the Assumed Liabilities that are received by Sellers after the Closing Date, unless the same also relates to the Retained Assets or the Retained Liabilities, in which case Sellers shall send copies thereof. After the Closing, Buyer shall promptly remit to Sellers any checks, cash, payments, mail or other communications relating to the Retained Assets or the Retained Liabilities that are received by Buyer after the Closing Date, unless the same also relates to the Purchased Assets or the Assumed Liabilities.

          10.2.10    Access to Records.

          In connection with any matter, including, without limitation, any Tax or litigation matter related to the Business, the DNE Group (or any member thereof), the Superior Israel Group (or any member thereof) or any consolidated, combined, unitary or similar tax return group including any member of the DNE Group or the Superior Israel Group as a member with respect to any period prior to, or any period including, the Closing Date, each party shall, upon the request and at the expense of the other party, permit the other party and its representatives reasonable access at all reasonable times during normal business hours to the applicable books and records of, and including, the Business, the DNE Group or the Superior Israel Group. No party shall dispose of such books and records during the six-year period beginning with the Closing Date without the other party's consent, which shall not be unreasonably withheld. Following the expiration of such six-year period, each party may dispose of such books and records at any time upon giving 30 days' prior written notice to the other party, unless the other party agrees to take possession of such books and records within 30 days at no expense to the disposing party.

          10.2.11    Credit Support Arrangements.

          Alpine and Buyer acknowledge that Sellers have entered into arrangements in which guarantees, letters of credit or other credit arrangements, including surety and performance bonds, were issued by or for the account of Sellers to support or facilitate business transactions by the Business, the DNE Group or the Superior Israel Group. Such arrangements are referred to herein as the "Credit Support Arrangements." Each of Alpine and Buyer shall use its commercially reasonable efforts to, as promptly as practicable, (i) obtain replacement Credit Support Arrangements or (ii) repay, or cause the repayment of, all debt and other obligations to which such Credit Support Arrangements relate (and cause the cancellation of such Credit Support Arrangements) or arrange for Alpine, Buyer or one of their respective Affiliates to be substituted as the obligor thereof, obtaining from the creditor a full release of the applicable Seller or their respective Affiliates, (the foregoing arrangements in clauses (i) and (ii) are collectively referred to as "Replacement Credit Support Arrangements"). Sellers shall cooperate fully with Buyer in connection with the foregoing. Notwithstanding the provisions of Article 11, Alpine shall indemnify, defend and hold harmless Sellers from and against all Losses (as defined herein) incurred by any of the Sellers or any of their respective Affiliates following the Closing as a result of Alpine or Buyer's inability to enter into Replacement Credit Support Arrangements by the Closing Date, including, without limitation, their expenses in maintaining any such Credit Support Arrangement whether or not any such Credit Support Arrangement is drawn upon, and shall in any event promptly reimburse the respective Seller or any of its Affiliates to the extent any Credit Support Arrangement is called upon and such entity makes any payment thereunder or is obligated to reimburse the party issuing the Credit Support Arrangement or to the extent that the beneficiary under any Credit Support Arrangement refuses to accept such substitute letter of credit or other guarantee proffered by Buyer by the Closing Date. In no event shall Alpine and Buyer be liable to Sellers for any nonperformance by any Seller with respect to any obligation under any Credit Support Arrangement prior to the Closing.

          10.2.12    Non-Competition.

          (a)  For a period of four years after the Closing Date, none of Alpine, Buyer or any of their respective Subsidiaries (other than Superior Cables Ltd.) (each, a "Buyer Restricted Party" and, collectively, the "Buyer Restricted Parties") shall, directly or indirectly, anywhere in the world, engage in any business conducted as of the date hereof by SUT or any of its Subsidiaries, other than the Business and the respective businesses of the DNE Group, the Superior Israel Group and Superior Cables Ltd. as currently conducted ("Buyer Competitive Activity"); provided, however, that it shall not be a violation of this Section 10.2.12(a) for a Buyer Restricted Party to (i) own any debt securities or other debt obligations (other than convertible debt) of any Person, (ii) invest in, own an interest in or acquire all or a majority of the stock or assets of any Person that is not "engaged primarily in a Buyer Competitive Activity" (as defined below), (iii) invest in securities representing less than five percent (5%) of the outstanding capital stock of any Person, the securities of which are publicly traded or listed on any securities exchange or automated quotation system, or (iv) through the Business, sell the Excepted Products (as defined below) in a manner consistent with past practice on the terms and subject to the conditions of the Supply and Transitional Services Agreement. For purposes of this Section 10.2.12(a), "engaged primarily in a Buyer Competitive Activity" shall mean that at least 30% of the consolidated net revenue derived during the last complete fiscal year of the acquired Person is derived from a Buyer Competitive Activity. "Excepted Products" means any Private Label Premises Product (to be defined in the Supply and Transitional Services Agreement) manufactured by SUT or any of its Subsidiaries as currently manufactured at Closing.

          (b)  For a period of seven years after the Closing Date, none of Sellers or any of their respective Subsidiaries (each, a "Seller Restricted Party" and, collectively, the "Seller Restricted

  Parties") shall, directly or indirectly, anywhere in the world, engage in any business that is competitive with the Business, the business of the DNE Group or (with respect to Israel only) the business of the Superior Israel Group, in each case as conducted on the date hereof ("Seller Competitive Activity"); provided, however, that it shall not be a violation of this Section 10.2.12(b) for a Seller Restricted Party to (i) own any debt securities or other debt obligations (other than convertible debt) of any Person, (ii) invest in, own an interest in or acquire all or a majority of the stock or assets of any Person that is not "engaged primarily in a Seller Competitive Activity" (as defined below), or (iii) invest in securities representing less than five percent (5%) of the outstanding capital stock of any Person, the securities of which are publicly traded or listed on any securities exchange or automated quotation system. For purposes of this Section 10.2.12(b), "engaged primarily in a Seller Competitive Activity" shall mean that at least 30% of the consolidated net revenue derived during the last complete fiscal year of the acquired Person is derived from a Seller Competitive Activity.

          (c)  The parties hereto agree that the covenants set forth in this Section 10.2.12 shall be enforced to the fullest extent permissible under applicable law. If all or any part of this Section 10.2.12 is held invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Each of Alpine and Buyer agrees that in the event of a breach or threatened breach by it or any of its Subsidiaries of the provisions of this Section 10.2.12, money damages would not be an adequate remedy and that the other party shall be entitled to seek temporary, preliminary or permanent injunctive relief without the necessity of posting a bond. If any part of this Section 10.2.12 is held to be excessively broad as to duration, scope, activity or subject, such part will be construed by limiting and reducing it so as to be enforceable to the maximum extent compatible with applicable law.

          10.2.13    Environmental Transfer Act Compliance.

          (a)  Sellers shall use reasonable efforts to investigate the Wallingford Property prior to the Closing ("the Pre-Closing Investigation") to determine whether it is appropriate to prepare and submit a Form II (as defined under the Connecticut Transfer Act) to Buyer and the Connecticut Department of Environmental Protection ("CTDEP") with respect to the Wallingford Property. Sellers shall be responsible for the cost of the Pre-Closing Investigation up to an amount not to exceed $10,000 and Buyer shall be responsible for any costs associated with the Pre-Closing Investigation that exceed $10,000. In the event that Sellers determine that a Form II (as defined under the Connecticut Transfer Act) can be prepared and submitted to Buyer and the CTDEP with respect to the Wallingford Property, Sellers shall be responsible for: (i) preparing the Form II and submitting the same to Buyer and the CTDEP, and (iii) paying the filing fees associated with filing the Form II with the CTDEP. In the event that Sellers or the CTDEP determine that a Form III or Form IV is required to be submitted to Buyer and the CTDEP with respect to the Wallingford Property, Sellers shall have sole responsibility for paying the initial filing fee associated with the Form III or Form IV, and Buyer shall have the responsibility for: (i) preparing the Form III or Form IV (as the case may be), including but not limited to, executing the Form III or Form IV as the Certifying Party (as defined under the Connecticut Transfer Act), (ii) any and all Losses (as defined herein) associated with any investigation or remediation required following the completion of, and in addition to, the Pre-Closing Investigation to comply with the Connecticut Transfer Act as the Certifying Party; and (iii) any required filing fees beyond the initial filing fee.

          (b)  Sellers shall be responsible for completing all forms required under the Indiana Responsible Property Transfer Law and shall be responsible for filing such forms with applicable Governmental Authorities and for paying any and all fees associated with compliance with the Indiana Responsible Property Transfer Law.

          10.2.14    Insurance.

          Effective as of 12:01 AM on the Closing Date, the Purchased Assets, the Assumed Liabilities, the DNE Group and the Superior Israel Group shall cease to be insured by the Sellers' or their respective Affiliates' insurance policies; provided, however, that with respect to insurance coverage written on an "occurrence basis," to the extent the Purchased Assets and the Assumed Liabilities are insured under such policies, Buyer shall have rights under such policies for Assumed Liabilities to the extent the events giving rise to a claim under such policies occurred prior to 12 midnight on the Closing Date. Sellers agree to cooperate with Buyer at Buyer's expense (i) in asserting and prosecuting claims under Sellers' insurance policies in connection with insurable events that occurred prior to 12 midnight on the Closing Date, and (ii) by executing appropriate assignments to the extent permitted by law, and Sellers shall remit any recoveries promptly to Buyer. Sellers shall not settle any claims to the extent relating to Assumed Liabilities without written consent of Buyer; provided, however, Buyer shall be responsible for any and all Losses associated with asserting and prosecuting claims under Sellers' insurance policies. With respect to events or circumstances covered by insurance coverage written on an "occurrence basis," the Sellers and their respective Affiliates will have no liability for occurrences that take place after 12 midnight on the Closing Date. With respect to events or circumstances covered by insurance coverage written on a "claims made basis," the Sellers and their respective Affiliates will have no liability for claims made after 12:01 AM on the Closing Date.

          10.2.15    Section 338 Elections.

          Buyer shall not make any election under Section 338 of the Code (or any similar election under state, local or other tax law) with respect to the acquisition of the DNE Shares, the Texas SUT Shares or the Superior Cables Holding Shares.

          10.2.16    Tax Treatment.

          Buyer and Sellers each agree to treat the transfer of the Business, the Purchased Assets, the DNE Shares and the Superior Israel Shares for federal income tax purposes as a fully taxable transaction that is not subject to the provisions of Section 267 of the Code.

          10.2.17    Covenants Regarding Electrical Sub.

          Buyer covenants that (i) Buyer shall transfer the Purchased Assets to Electrical Sub on the Closing Date, (ii) Electrical Sub shall, in connection with such transfer, assume the Assumed Liabilities on the Closing Date, and (iii) on the Closing Date, Electrical Sub shall have not less than an amount of liabilities equal to (x) $51,000,000 plus (y) any applicable amount referred to in Section 3.1(b) minus (z) any applicable amount referred to in Section 3.1(c), other than the Assumed Liabilities. Buyer shall not transfer cash or property to Electrical Sub other than the Purchased Assets, unless such cash or property is transferred in return for shares or debt obligations of Electrical Sub with an initial value approximately equal to the cash or property transferred.

          10.2.18    Tax Sharing Agreement.

          The Tax Sharing Agreement, dated October 4, 1996, shall be terminated with respect to all members of the DNE Group and the Superior Israel Group on or prior to the Closing Date and neither any such member nor SUT will have any liabilities or obligations whatsoever thereunder to SUT or any such member, respectively.

          10.2.19    Certain Expenses.

          Prior to the execution and delivery of this Agreement, SUT has paid or caused to be paid to persons designated by Alpine or Buyer an aggregate of $400,000 representing actual, reasonable,

  documented out-of-pocket expenses incurred by Alpine or Buyer in connection with the transactions contemplated hereby. At the request of Alpine or Buyer from time to time prior to the Closing, SUT shall pay to such other persons as may be designated by Alpine or Buyer such additional actual, reasonable, documented out-of-pocket expenses incurred by Alpine or Buyer in connection with the transactions contemplated hereby, not to exceed $750,000 in the aggregate including any amounts previously paid. If the Closing occurs, Alpine shall reimburse all of such amounts to SUT at the Closing. In the event that this Agreement is terminated by the Sellers in accordance with the provisions of Section 10.1.6(b) or (e), then Alpine shall reimburse SUT for all of such amounts within two business days after such termination. In all other circumstances SUT shall remain responsible for all such amounts. In any event, any such amounts shall be offset against any amounts payable to Alpine or Buyer pursuant to Section 10.1.7(b).

          10.2.20    Intercompany Accounts.

          Prior to the Closing, (i) any liabilities, including short-term and long-term liabilities, and accounts receivable and long-term receivables due to any Seller or any of Sellers' respective Affiliates (other than the Business, the DNE Group or the Superior Israel Group) from the Business, the DNE Group or the Superior Israel Group shall be capitalized or canceled or satisfied in the manner set forth in Section 10.1.1(d) and (ii) any liabilities, including short-term and long-term liabilities, and accounts receivable and long-term receivables due to the Business, the DNE Group or the Superior Israel Group from any Seller or any of Sellers' respective Affiliates (other than the Business, the DNE Group or the Superior Israel Group) shall be paid or settled; provided, however, that in the case of clause (ii) of this Section 10.2.20, any liabilities or receivables arising out of any Tax sharing arrangement with Sellers or any of Sellers' respective Affiliates shall be canceled rather than settled.

ARTICLE 11

INDEMNIFICATION

        11.1    Indemnification By Sellers.

        After the Closing, each Seller, jointly and severally, shall, subject to the provisions of this Article 11, indemnify, defend and hold harmless Alpine, Buyer and their respective officers, directors, employees, agents and Affiliates (each, a "Seller Indemnified Party") from and against all Losses directly or indirectly incurred by any such Seller Indemnified Party arising out of or based on any (i) inaccuracy in or breach of any representation or warranty of such Seller in this Agreement, (ii) breach of any covenant or agreement made by such Seller in or pursuant to this Agreement, (iii) of the Retained Liabilities, (iv) Taxes for which any Seller is allocated responsibility under Section 10.2.3 hereof (except to the extent that such Taxes were paid or estimated payments in respect of such Taxes were made prior to the Closing Date) or (v) any liability for Taxes imposed on a Transferred Subsidiary under Treasury Regulations Section 1.1502-6 or any equivalent provision of state, local or foreign law with respect to a consolidated, combined, unitary or similar group of which SUT or any of its Subsidiaries (other than a Transferred Subsidiary) was the common parent. "Losses" as used in this Agreement means any and all liabilities, obligations, losses, assessments, damages, deficiencies, demands, claims, actions, causes of action, costs and expenses (including, without limitation, interest, penalties, court costs and reasonable attorneys' fees and expenses and any amounts paid in investigation, defense or settlement of any of the foregoing), of any kind, manner or nature whatsoever, whether or not arising out of third-party claims.

        11.2    Indemnification By Alpine and Buyer.

        After the Closing, Alpine and Buyer shall, jointly and severally, subject to the provisions of this Article 11, indemnify, defend and hold harmless each of the Sellers and their respective officers, directors, employees, agents and Affiliates (collectively, the "Alpine Indemnified Parties") from and against all Losses directly or indirectly incurred by any of Alpine Indemnified Parties arising out of or based on any (i) inaccuracy in or breach of any representation or warranty of Buyer or Alpine, as applicable in this Agreement, (ii) breach of any covenant or agreement made by Buyer or Alpine, as applicable in or pursuant to this Agreement, (iii) of the Assumed Liabilities, (iv) operations of the Business after the Closing Date, (v) failure by Buyer or any of its Affiliates to comply with the Workers Adjustment and Retraining Notification Act, as amended, with respect to the employees of the Business and the business of the DNE Group and the Superior Israel Group, (vi) termination by Buyer or its Affiliates of the employment of any Transferred Employee at any time after the Closing Date, including, without limitation, any severance costs and related employment tax obligations which any of Sellers may incur as the result of such termination, (vii) the failure to obtain any consent from any Person who is party to a Business Contract or Business Real Property Lease or contract or other agreement relating to the DNE Group or the Superior Israel Group and not set forth on Schedule 4.4, 5.4 or 6.4 or (viii) Taxes for which Buyer is designated as responsible pursuant to Section 10.2.3.

        11.3    Limitations on Indemnification by Sellers.

        The indemnification of the Seller Indemnified Parties provided for in Section 11.1 shall be limited in certain respects as follows:

          (a)  Any claim for indemnification relating to any inaccuracy in or breach of any representation or warranty by any Seller shall be made to such Seller prior to the date that is 18 months after the date hereof, except that there shall be no limits on the time for making a claim for indemnification relating to the representations and warranties contained in Sections 4.1, 4.2, 4.8, 5.2, 5.3, 6.2 and 6.3; provided, however, that if written notice of a claim is made prior to the expiration of the applicable representation or warranty, then the relevant representation or warranty shall survive as to such claim until the claim has finally been resolved.

          (b)  The Seller Indemnified Parties shall be entitled to indemnification for matters described in Section 11.1(i) and (ii) only to the extent that the aggregate amount of all the Seller Indemnified Parties' claims for indemnification under Section 11.1(i) and (ii), as finally resolved, exceeds $25,000.

          (c)  The maximum aggregate liability of Sellers for indemnification under Section 11.1(i) and (ii) herein shall in no event exceed the Purchase Price.

          (d)  The Seller Indemnified Parties' right to indemnification shall be reduced to the extent the subject matter of the claim is covered by and actually paid pursuant to an insurance policy, a warranty or indemnification from a third party.

        11.4    Limitations on Indemnification by Alpine and Buyer.

        The indemnification of the Alpine Indemnified Parties provided for in Section 11.2 shall be limited in certain respects as follows:

          (a)  Any claim for indemnification relating to any inaccuracy in or breach of any representation or warranty by Alpine or Buyer, as applicable shall be made to Alpine or Buyer, prior to the date that is 18 months after the date hereof, except that there shall be no limits on the time for making a claim for indemnification relating to the representations and warranties contained in Sections 7.1, 7.2, 7.8, 7.9, 7.10 and 7.11; provided, however, that if written notice of a claim is made prior to the expiration of the applicable representation or warranty, then the relevant representation or warranty shall survive as to such claim until the claim has finally been resolved.

          (b)  The Alpine Indemnified Parties shall be entitled to indemnification for matters described in Section 11.2(i) and (ii) only to the extent that the aggregate amount of all the Alpine

  Indemnified Parties' claims for indemnification under Section 11.2(i) and (ii), as finally resolved, exceeds $25,000.

          (c)  The maximum aggregate liability of Alpine and Buyer for indemnification under Section 11.2(i) and (ii) shall in no event exceed the Purchase Price.

          (d)  The Alpine Indemnified Parties' right to indemnification shall be reduced to the extent the subject matter of the claim is covered by and actually paid pursuant to an insurance policy, a warranty or indemnification from a third party.

        11.5    Notice of Claim.

        (a)  Promptly after acquiring knowledge of any Losses for which any of the Seller Indemnified Parties is entitled to indemnification pursuant to this Article 11, Alpine or Buyer shall give written notice thereof to Sellers setting forth with reasonable particularity the underlying facts (either actually known or in good faith believed by Alpine or Buyer to exist) sufficient to establish a claim for indemnification under this Article 11 and setting forth a good faith estimate, if known, of the Losses incurred or to be incurred relating thereto; and including copies of all written documentation and summarizing all oral information actually known or in good faith believed by Alpine or Buyer to exist relating to the circumstances or events underlying the indemnification claim; and

        (b)  Promptly after acquiring knowledge of any Losses for which any of the Alpine Indemnified Parties is entitled to indemnification pursuant to this Article 11, Sellers shall give written notice thereof to Alpine and Buyer setting forth with reasonable particularity the underlying facts (either actually known or in good faith believed by Sellers to exist) sufficient to establish a claim for indemnification under this Article 11 and setting forth a good faith estimate, if known, of the Losses incurred or to be incurred relating thereto; and including copies of all written documentation and summarizing all oral information actually known or in good faith believed by Sellers to exist relating to the circumstances or events underlying the indemnification claim.

        11.6    Third Party Claims.

          (a)    Notice.    If any legal proceedings shall be instituted or any claim is asserted by any third party in respect of which any Seller Indemnified Parties, on the one hand, or any Alpine Indemnified Parties, on the other hand, may be entitled to indemnity hereunder (a "Third Party Claim"), such party shall give the other party prompt notice as provided in Section 12.1.

          (b)    Control.    With the consent of the party giving the original notice, not to be unreasonably withheld, the other party may assume control of the defense of a Third Party Claim, with counsel reasonably satisfactory to the party giving the original notice. If the other party does not so assume control within a reasonable period of time, the defense of the Third Party Claim will be controlled by the party giving the original notice without any prejudice to the right of the other party to dispute the claim for indemnification hereunder.

          (c)    Settlement.    Except for the settlement of a Third Party Claim that includes as an unconditional term thereof the giving by the claimant to the indemnitee of an unconditional release from all liability in respect of the Third Party Claim, no Third Party Claim may be settled without the prior written consent of the indemnitee.

          (d)    Cooperation.    Each party shall make available to the other all records and other materials reasonably required to contest any Third Party Claim and shall cooperate fully with the other in the defense of all such claims. Information disclosed by one party to the other shall be kept confidential. The party not in control of the Third Party Claim shall have the right to be represented by counsel of its own choice and at its own expense. The party in control shall keep the other informed on a current basis of all material developments in connection with any Third Party Claim.

          (e)    Tax Proceedings.    Notwithstanding this Section 11.6, the control and settlement of proceedings or disputes involving Taxes for which Buyer or Seller is responsible under Section 10.2.3 shall be governed by Sections 10.2.2 and 10.2.3(d) hereof.

        11.7    Exclusive Remedy.

        Except as otherwise provided in Section 11.6(e), after the Closing, with respect to any breach of or inaccuracy in any representation or warranty or nonfulfillment of any covenant for which a right to claim indemnification is provided in this Article 11, a claim or an action under and pursuant to the terms, conditions and limitations of this Article 11 shall be the sole and exclusive right and remedy of a party seeking indemnification. The provisions of this Section 11.7 shall not preclude the prosecution of any action or proceeding based on fraud or willful misconduct.

ARTICLE 12

MISCELLANEOUS

        12.1    Notices.

        All notices shall be in writing delivered as follows:

(a)	If to any Seller, to:	c/o Superior TeleCom Inc. One Meadowlands Plaza, Suite 200 East Rutherford, NJ 07073 Attention: President Facsimile: (201) 549-4428
	With a copy to:	Morgan, Lewis & Bockius LLP 101 Park Avenue New York, New York 10178 Attention: Howard L. Shecter Facsimile: (212) 309-6001
(b)	If to Alpine or Buyer, to:	c/o The Alpine Group, Inc. One Meadowlands Plaza, Suite 200 East Rutherford, NJ 07073 Attention: Chairman Facsimile: (201) 549-4428
	With a copy to:	Proskauer Rose LLP 1585 Broadway New York, NY 10036 Attention: Ronald R. Papa Facsimile: (212) 969-2900

or to such other address as may have been designated in a prior notice. Notices may be sent by (a) overnight courier, (b) confirmed facsimile transmission or (c) registered or certified mail, postage prepaid, return receipt requested; and shall be deemed to have been given (a) in the case of overnight courier, the next business day after the date sent, (b) in the case of facsimile transmission, on the date of confirmation of such transmission, and (c) in the case of mailing, three business days after being mailed.

        12.2    Binding Effect.

        This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement, except as expressly provided in Article 11, is intended or shall be construed to confer on any Person other than the parties any rights or benefits hereunder.

        12.3    Headings.

        The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

        12.4    Exhibits and Schedules.

        The Exhibits and Schedules referred to in this Agreement shall be deemed to be a part of this Agreement.

        12.5    Counterparts.

        This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same document. This Agreement shall be effective upon execution and delivery of either manually signed or facsimile signed signature pages.

        12.6    Bulk Sales Law.

        Buyer hereby waives compliance by Sellers with the obligations imposed on vendors under any bulk sales, transfer or other similar laws as a result of the transactions contemplated by this Agreement.

        12.7    Governing Law.

        This Agreement shall be governed by and construed under Delaware law, without regard to conflict of laws principles, except for those provisions relating to the conveyance and assignment of title to the Business Real Property, which shall be governed by and construed under the laws of the state in which such Business Real Property is located.

        12.8    Waivers.

        Compliance with the provisions of this Agreement may be waived only by a written instrument specifically referring to this Agreement and signed by the party waiving compliance. No course of dealing, nor any failure or delay in exercising any right, shall be construed as a waiver, and no single or partial exercise of a right shall preclude any other or further exercise of that or any other right.

        12.9    Pronouns.

        The use of a particular pronoun herein shall not be restrictive as to gender or number but shall be interpreted in all cases as the context may require.

        12.10    Time Periods.

        Any action required hereunder to be taken within a certain number of days shall be taken within that number of calendar days unless otherwise expressly provided; provided, however, that if the last day for taking such action falls on a weekend or a holiday, the period during which such action may be taken shall be automatically extended to the next business day.

        12.11    No Strict Construction.

        The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party. The words "include," "includes" and "including" shall mean "include, without limitation," "includes, without limitation," and "including, without limitation," respectively.

        12.12    Modification.

        No supplement, modification or amendment of this Agreement shall be binding unless made in a written instrument which is signed by all of the parties and which specifically refers to this Agreement.

        12.13    Entire Agreement.

        This Agreement and the Exhibits, Schedules, agreements, documents and instruments referred to in this Agreement or delivered hereunder are the exclusive statement of the agreement among the parties concerning the subject matter hereof and supercedes all prior agreements relating to the subject matter hereof including, without limitation, the Letter of Intent, dated August 30, 2002, among certain of the parties hereto.

        12.14    Certain Definitions.

  "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities and Exchange Act of 1934, as amended, but, with respect to Sellers, shall not include Alpine and, with respect to Alpine or Buyer, shall not include SUT or any of its Subsidiaries.

  "Assumed Environmental Liabilities" means any Environmental Liabilities arising out of or relating to: (i) the Business Real Property and the Business Leased Real Property and the operations conducted thereat; (ii) any Releases of Hazardous Substances to or from the Business Real Property and the Business Leased Real Property or exposure to Hazardous Substances present at or Released from such properties; (iii) the off-site transportation, treatment, storage, handling or disposal of any Hazardous Substances generated by, at or from the Business Real Property or the Business Leased Real Property; (iv) matters disclosed on Schedule 2.1(a) hereto; and (v) compliance with the Connecticut Transfer Act as set forth in Section 10.2.13(a).

  "Business Benefit Plans" means all "employee benefit plans" within the meaning of Section 3(3) of ERISA and any other employee plans, agreements, programs, practices, policies, trusts or arrangements (whether written or unwritten, funded or unfunded, insured or self-insured, domestic or foreign (other than any schemes or arrangements mandated by a government outside of the United States)) (1) established, maintained, sponsored or contributed to (or with respect to which any obligation to contribute has been undertaken) within the last six complete calendar years by any Seller or any Seller ERISA Affiliate, on behalf of any employee, director or shareholder of the Business (whether current, former or retired) or their beneficiaries and (2) with respect to which any Seller or any Seller ERISA Affiliate has or has had any obligation on behalf of any such employee, director, shareholder or beneficiary.

  "Buyer Welfare Plan" means any "welfare plan" (within the meaning of Section 3(1) of ERISA) or any other plan, program or arrangement providing medical/dental, life, disability, accidental death and dismemberment or similar welfare benefits and which is sponsored, maintained or contributed to by Buyer for the benefit of Transferred Employees on or after the Closing Date.

  "Environmental Laws" means all foreign, federal, state and local laws, statutes, rules, regulations, common law ordinances and directives, agreements, decrees or consent decrees with or by Governmental Authorities relating to the protection of worker health and safety, human health and the environment and the Release, treatment, storage, transportation, disposal and exposure to Hazardous Substances and any permits, licenses, authorizations or approvals issued thereunder.

  "Environmental Liabilities" means any claims, judgments, damages (including punitive and consequential damages), losses, penalties, fines, liabilities, obligations, Liens, violations, costs and expenses (including attorneys' fees, consultants' fees and engineering fees) incurred directly or indirectly as a result of or relating to (i) the existence, Release or threatened Release of, or exposure to, Hazardous Substances in, on, under, at or emanating from any real property presently or formerly owned, leased, operated or managed in connection with the Business, (ii) any non-compliance with, or violation of, or liability imposed by, any Environmental Law or (iii) the off-site transportation, treatment, storage or disposal of Hazardous Substances generated by or at any real property presently or formerly owned, leased, operated or managed in connection with the Business.

  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

  "Hazardous Substances" means any petroleum, petroleum products, petroleum-derived substances, radioactive materials, hazardous wastes, polychlorinated biphenyls, lead-based paint, radon, urea formaldehyde, asbestos or any materials containing asbestos, pesticides, and any chemicals, materials, substances, pollutants, contaminants or toxins regulated under any Environmental Law, or defined as or included in the definition of "hazardous substances," "hazardous wastes," "extremely hazardous substances," "hazardous constituents," "toxic substances," "pollutants," "contaminants," or any similar denomination intended to classify or regulate chemicals, materials, or substances by reason of their toxicity, carcinogenicity, ignitability, corrosivity, or reactivity or other characteristics under any Environmental Law.

  "Person" means any individual, corporation, limited liability company, partnership, association or any other entity or organization.

  "Regional Distribution Center Real Property Leases" means each of: (a) Standard Industrial/Commercial Multi-Tenant Lease between Flagship Properties, LLC and Essex Group, Inc., dated as of May 14, 2001, (b) Lease by and between Greenwalt Development, Inc. and Essex Group, Inc., dated as of June 16, 1998, as amended on October 29, 1998 and February 24, 1999, (c) Standard Industrial/Commercial Single-Tenant Lease between HAS Investments, Inc. and Essex Group, Inc., dated as of December 10, 1998 and (d) Lease by and between Greenwalt Development, Inc. and Essex Group, Inc., dated as of February 11, 1998, as amended.

  "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of a Hazardous Substance.

  "Seller ERISA Affiliate" means any entity that would be deemed a "single employer" with any Seller under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA, other than Alpine.

  "Subsidiary" of a Person means any corporation or other legal entity of which that Person (either alone or together with other Subsidiaries of that Person) owns, directly or indirectly, more than 50% of the stock or other equity interests that are ordinarily and generally, in the absence of contingencies or understandings, entitled to vote for the election of a majority of the members of the board of directors or governing body of such entity; provided, however, that, for purposes of this Agreement, none of SUT or any of its Subsidiaries shall be deemed to be Subsidiaries of Alpine and Superior Cables Ltd. shall not be deemed a Subsidiary of SUT.

  "Tax" or "Taxes" means any net income tax, alternative or add-on minimum tax, franchise, gross income, adjusted gross income or gross receipts tax, payroll tax, real or personal property tax, or sales or use tax, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax.

[Signature Page Follows]

        IN WITNESS WHEREOF, a duly authorized officer of each of the parties hereto has executed this Agreement as of the date first above written.

SUPERIOR TELECOM INC.
By:

Its:

SUPERIOR TELECOMMUNICATIONS INC.
By:

Its:

ESSEX INTERNATIONAL INC.
By:

Its:

ESSEX GROUP, INC.
By:

Its:

THE ALPINE GROUP, INC.
By:

Its:

ALPINE HOLDCO INC.
By:

Its:

QuickLinks

  Exhibit 2.1
PURCHASE AGREEMENT
TABLE OF CONTENTS
PURCHASE AGREEMENT
RECITALS
ARTICLE 1 PURCHASE OF ASSETS AND STOCK
ARTICLE 2 ASSUMPTION OF LIABILITIES
ARTICLE 3 CONSIDERATION
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF SELLERS WITH RESPECT TO SELLERS AND THE BUSINESS
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF SUT WITH RESPECT TO THE DNE GROUP
ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF SUT AND STI WITH RESPECT TO THE SUPERIOR ISRAEL GROUP
ARTICLE 7 REPRESENTATIONS AND WARRANTIES OF ALPINE AND BUYER
ARTICLE 8 CONDITIONS TO CLOSING; CLOSING DELIVERIES
ARTICLE 9 CLOSING
ARTICLE 10 COVENANTS
ARTICLE 11 INDEMNIFICATION
ARTICLE 12 MISCELLANEOUS